Exhibit 99.1

Assured Guaranty Re Ltd.

(a wholly‑owned subsidiary of Assured Guaranty Ltd.)

Consolidated Financial Statements

December 31, 2017 and 2016

Assured Guaranty Re Ltd.

Index to Consolidated Financial Statements

December 31, 2017 and 2016

Report of Independent Auditors
To the Board of Directors of Assured Guaranty Re Ltd.
We have audited the accompanying consolidated financial statements of Assured Guaranty Re Ltd. and its subsidiaries (the Company), which comprise the consolidated balance sheets as of December 31, 2017 and December 31, 2016, and the related consolidated statements of operations, of comprehensive income, of shareholder’s equity and of cash flows for the years then ended.
Management's Responsibility for the Consolidated Financial Statements
Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America; this includes the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.
Auditors' Responsibility
Our responsibility is to express an opinion on the consolidated financial statements based on our audits. We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free from material misstatement.
An audit involves performing procedures to obtain audit evidence about the amounts and disclosures in the consolidated financial statements. The procedures selected depend on our judgment, including the assessment of the risks of material misstatement of the consolidated financial statements, whether due to fraud or error. In making those risk assessments, we consider internal control relevant to the Company's preparation and fair presentation of the consolidated financial statements in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company's internal control. Accordingly, we express no such opinion. An audit also includes evaluating the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluating the overall presentation of the consolidated financial statements. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.
Opinion
In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Assured Guaranty Re Ltd. and its subsidiaries as of December 31, 2017 and December 31, 2016, and the results of their operations and their cash flows for the years then ended in accordance with accounting principles generally accepted in the United States of America.

/s/ PricewaterhouseCoopers LLP

New York, New York
April 4, 2018

Assured Guaranty Re Ltd.

Consolidated Balance Sheets

(dollars in millions except per share and share amounts)

	As of December 31, 2017	As of December 31, 2016
Assets
Investment portfolio:
Fixed-maturity securities, available-for-sale, at fair value (amortized cost of $1,872 and $1,924)	$1,928	$1,970
Short-term investments, at fair value	32	51
Total investment portfolio	1,960	2,021
Loan receivable from affiliate	60	70
Cash	5	1
Premiums receivable, net of commissions payable	172	160
Ceded unearned premium reserve	22	0
Deferred acquisition costs	234	238
Salvage and subrogation recoverable	37	23
Credit derivative assets	1	1
Other assets	58	40
Total assets	2,549	2,554
Liabilities and shareholder’s equity
Unearned premium reserve	786	799
Loss and loss adjustment expense reserve	389	431
Reinsurance balances payable, net	20	1
Credit derivative liabilities	37	50
Deferred tax liability, net	3	4
Other liabilities	20	13
Total liabilities	1,255	1,298
Commitments and contingencies (see Note 13)
Preferred stock ($0.01 par value, 2 shares authorized; none issued and outstanding in 2017 and 2016)	—	—
Common stock ($1.00 par value, 1,377,587 shares authorized, issued and outstanding in 2017 and 2016)	1	1
Additional paid-in capital	857	857
Retained earnings	384	355
Accumulated other comprehensive income, net of tax of $3 and $3	52	43
Total shareholder’s equity	1,294	1,256
Total liabilities and shareholder’s equity	$2,549	$2,554
The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Operations

(in millions)

	Year Ended December 31,
	2017	2016
Revenues
Net earned premiums	$144	$162
Net investment income	68	68
Net realized investment gains (losses):
Net impairment loss	0	0
Other net realized investment gains (losses)	0	3
Net realized investment gains (losses)	0	3
Net change in fair value of credit derivatives:
Realized gains (losses) and other settlements	1	11
Net unrealized gains (losses)	13	11
Net change in fair value of credit derivatives	14	22
Other income (loss)	5	4
Total revenues	231	259
Expenses
Loss and loss adjustment expenses	16	50
Amortization of deferred acquisition costs	42	47
Other operating expenses	17	18
Total expenses	75	115
Income (loss) before income taxes	156	144
Provision (benefit) for income taxes
Current	3	3
Deferred	(2)	2
Total provision (benefit) for income taxes	1	5
Net income (loss)	$155	$139

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Comprehensive Income

(in millions)

	Year Ended December 31,
	2017	2016
Net income (loss)	$155	$139
Unrealized holding gains (losses) arising during the period on:
Investments with no other-than-temporary impairment, net of tax provision (benefit)	8	(9)
Investments with other-than-temporary impairment, net of tax	0	(1)
Unrealized holding gains (losses) arising during the period, net of tax provision (benefit)	8	(10)
Less: reclassification adjustment for gains (losses) included in net income (loss), net of tax provision (benefit)	0	3
Other comprehensive income (loss)	8	(13)
Comprehensive income (loss)	$163	$126

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Shareholder’s Equity

Years Ended December 31, 2017 and 2016

(in millions)

	Preferred Stock	Common Stock	Additional Paid-in Capital	Retained Earnings	Accumulated Other Comprehensive Income	Total Shareholder’s Equity
Balance at December 31, 2015	$—	$1	$857	$316	$56	$1,230
Net income	—	—	—	139	—	139
Dividends	—	—	—	(100)	—	(100)
Other comprehensive loss	—	—	—	—	(13)	(13)
Balance at December 31, 2016	$—	$1	$857	$355	$43	$1,256
Net income	—	—	—	155	—	155
Dividends	—	—	—	(125)	—	(125)
Reclassification of stranded tax effects (see Note 1)	—	—	—	(1)	1	—
Other comprehensive income	—	—	—	—	8	8
Balance at December 31, 2017	$—	$1	$857	$384	$52	$1,294

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Consolidated Statements of Cash Flows

(in millions)

	Year Ended December 31,
	2017	2016
Operating activities
Net Income	$155	$139
Adjustments to reconcile net income (loss) to net cash flows provided by operating activities:
Net amortization of premium (discount) on fixed-maturity securities	5	7
Provision (benefit) for deferred income taxes	(2)	2
Net realized investment losses (gains)	0	(3)
Net unrealized losses (gains) on credit derivatives	(13)	(11)
Change in deferred acquisition costs	4	27
Change in premiums receivable, net of premiums payable and commissions	7	27
Change in ceded unearned premium reserve	(22)	0
Change in unearned premium reserve	(13)	(110)
Change in loss and loss adjustment expense reserve, net	(56)	(55)
Other changes in credit derivatives assets and liabilities, net	0	9
Change in assumed funds held under reinsurance contracts	(19)	22
Change in interest receivable on loan to affiliate	0	11
Other	4	11
Net cash flows provided by (used in) operating activities	$50	$76
Investing activities
Fixed-maturity securities:
Purchases	(245)	(318)
Sales	148	146
Maturities	147	182
Net sales (purchases) of short-term investments	19	(7)
Proceeds from repayment of loan to affiliate	10	20
Net cash flows provided by (used in) investing activities	79	23
Financing activities
Dividends paid	(125)	(100)
Net cash flows provided by (used in) financing activities	(125)	(100)
Effect of foreign exchange rate changes	0	0
Increase (decrease) in cash and restricted cash	4	(1)
Cash and restricted cash at beginning of period (see Note 8)	1	2
Cash and restricted cash at end of period (see Note 8)	$5	$1
Supplemental cash flow information
Cash paid (received) during the period for:
Income taxes	$2	$3

The accompanying notes are an integral part of these consolidated financial statements.

Assured Guaranty Re Ltd.

Notes to Consolidated Financial Statements

December 31, 2017 and 2016

1.	Business and Basis of Presentation

Business

Assured Guaranty Re Ltd. (AG Re or, together with its subsidiaries, the Company) is wholly owned by Assured Guaranty Ltd. (AGL and, together with its subsidiaries, Assured Guaranty), a Bermuda-based holding company that provides, through its operating subsidiaries, credit protection products to the United States (U.S.) and international public finance (including infrastructure) and structured finance markets.

AG Re is incorporated under the laws of Bermuda and is licensed as a Class 3B Insurer under the Insurance Act 1978 and related regulations of Bermuda. AG Re owns Assured Guaranty Overseas US Holdings Inc. (AGOUS), a Delaware corporation, which owns the entire share capital of a Bermuda reinsurer, Assured Guaranty Re Overseas Ltd. (AGRO). AGRO was incorporated with limited liability under the Bermuda Companies Act 1981 and is licensed as a Class 3A Insurer and a Class C Long-Term Insurer under the Insurance Act of 1978, and amendments thereto and related regulations (the Act). AGRO owns AG Intermediary Inc., a New York insurance intermediary company.

AG Re and AGRO write business as reinsurers of third‑party primary insurers and as reinsurers/retrocessionaires of certain affiliated companies. Under a reinsurance agreement, the reinsurer, in consideration of a premium paid to it, agrees to indemnify another insurer, called the ceding company, for part or all of the liability of the ceding company under one or more insurance policies that the ceding company has issued. The Company reinsures financial guaranty insurance contracts under quota share and excess of loss reinsurance treaties and, through AGRO, provides certain other types of reinsurance.

AG Re primarily underwrites financial guaranty reinsurance. Financial guaranty insurance policies provide an unconditional and irrevocable guaranty that protects the holder of a financial obligation against non-payment of principal and interest (debt service) when due. Upon an obligor’s default on scheduled principal or interest payments due on the obligation, the primary insurer is required under the financial guaranty policy to pay the principal or interest shortfall. The Company provides financial guaranty reinsurance under quota share and excess of loss treaties.

AGRO provides financial guaranty and non-financial guaranty reinsurance. The non-financial guaranty reinsurance that the Company provides has similar risk profiles to the structured finance exposures written in financial guaranty. The Company currently provides non-financial guaranty reinsurance mainly through capital relief triple-X excess-of-loss life reinsurance and aircraft residual value insurance (RVI). The Company's non-financial guaranty reinsurance offerings also include life reserve financing, and risk based capital and regulatory capital relief.

In the past, the Company had reinsured policies that guaranteed payment obligations under credit derivatives, primarily credit default swaps (CDS). Contracts accounted for as credit derivatives are generally structured such that the circumstances giving rise to the ceding company’s obligation to make loss payments are similar to those for financial guaranty insurance contracts. The credit derivative transactions that the Company assumed are governed by International Swaps and Derivative Association, Inc. (ISDA) documentation. The Company has not reinsured any new CDS since the beginning of 2009 when regulatory guidelines were issued that limited the terms under which such protection could be sold by the affiliated ceding companies. The capital and margin requirements applicable under the Dodd-Frank Wall Street Reform and Consumer Protection Act also contributed to the affiliated ceding companies not entering into such new CDS in the U.S. since 2009. The affiliated ceding companies actively pursue opportunities to terminate existing CDS, which terminations have the effect of reducing future fair value volatility in income and/or reducing rating agency capital charges.

The Company’s affiliates, Assured Guaranty Corp. (AGC) and Assured Guaranty Municipal Corp. (AGM, and together with AGC, the affiliated ceding companies), account for nearly all of the new financial guaranty reinsurance business written by the Company in 2017 and 2016.

Basis of Presentation

The consolidated financial statements have been prepared in conformity with accounting principles generally accepted in the United States of America (GAAP) and, in the opinion of management, reflect all material adjustments that are of a normal recurring nature, necessary for a fair statement of the financial condition, results of operations and cash flows of the Company for the periods presented. The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities as of the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

The consolidated financial statements include the accounts of AG Re and its direct and indirect subsidiaries. Intercompany accounts and transactions between and among AG Re and its subsidiaries have been eliminated.

As of December 31, 2017 and December 31, 2016, the Company had issued financial guaranty contracts for three variable interest entities (VIEs) that it did not consolidate. To date, the Company’s analyses have indicated that it does not have a controlling financial interest in the VIEs and, as a result, they are not consolidated in the consolidated financial statements. The Company’s exposure provided through its financial guaranties with respect to debt obligations of special purpose entities is included within net par outstanding in Note 3, Outstanding Exposure.

Accounting Policies

The Company revalues assets, liabilities, revenue and expenses denominated in non-U.S. currencies into U.S. dollars using applicable exchange rates. Gains and losses relating to translating foreign currency transactions are reported in the consolidated statement of operations.

The chief operating decision maker manages the operations of the Company at a consolidated level. Therefore, all results of operations are reported as one segment.

Other accounting policies are included in the following notes.

Accounting Policies

Expected loss to be paid (insurance and credit derivatives)	Note 4
Contracts accounted for as insurance (premium revenue recognition, loss and loss adjustment expense and policy acquisition cost)	Note 5
Fair value measurement	Note 6
Credit derivatives (at fair value)	Note 7
Investments and cash	Note 8
Income taxes	Note 10
Reinsurance and other monoline exposures	Note 11
Commitments and contingencies	Note 13
Employee benefit plans	Note 14

Adopted Accounting Standards

Accounting for the 2017 Tax Cuts and Jobs Act

In January 2018, the Securities and Exchange Commission issued Staff Accounting Bulletin 118 (SAB 118), providing guidance to companies on the accounting for the income tax effects of the 2017 Tax Cuts and Jobs Act (Tax Act) in financial statements for the period that includes the date of enactment, December 22, 2017. SAB 118 states that:

•	for income tax effects of the Tax Act for which the accounting is incomplete and for which the Company cannot reasonably estimate an amount, qualitative disclosures must be provided;

•
for income tax effects of the Tax Act for which the accounting is incomplete but for which the Company has determined a reasonable estimate and recorded a provisional amount, disclosures of such items; and

•	for income tax effects of the Tax Act for which the Company has completed its accounting and determined a final amount, disclosure of such amounts.

For those effects for which the accounting has not been completed by the time the financial statements that include the enactment date are released, SAB 118 allows for a measurement period not to extend beyond one year after the enactment date to adjust those tax effects. In 2017, the Company recorded a provisional tax benefit in the amount of $2 million attributable to the Tax Act.  See Note 10, Income Taxes for the Company’s disclosures regarding the effects of the Tax Act.

In February 2018, the Financial Accounting Standards Board (FASB) issued Accounting Standards Update (ASU) 2018-02, Income Statement - Reporting Comprehensive Income (Topic 220): Reclassification of Certain Tax Effects from Accumulated Comprehensive Income, which allows entities to elect to reclassify, from accumulated other comprehensive income (AOCI) to retained earnings, stranded tax effects resulting from the Tax Act.

Under existing U.S. GAAP, deferred tax assets and liabilities are required to be adjusted for the effect of a change in tax laws or rates, with the effect included in income from continuing operations in the reporting period that includes the enactment date, even in situations in which the related income tax effects of items in AOCI were originally recognized in other comprehensive income (OCI) (rather than in net income). This results in the tax rate for items within AOCI continuing to be recorded at the previous tax rate (stranded tax effects).

The Company adopted this ASU in its 2017 financial statements and elected to reclassify approximately $1 million from AOCI to retained earnings, which is primarily attributable to the reduction in the corporate tax rate.

Statement of Cash Flows

In November 2016, the FASB issued ASU 2016-18, Statement of Cash Flows (Topic 230): Restricted Cash (a consensus of the Emerging Issues Task Force), which addresses the presentation of changes in restricted cash and restricted cash equivalents in the statement of cash flows with the objective of reducing the existing diversity in practice. Under the ASU, entities are required to show the changes in the total of cash, cash equivalents, restricted cash and restricted cash equivalents in the statement of cash flows.  As a result, entities will no longer present transfers between cash and cash equivalents and restricted cash and restricted cash equivalents in the statement of cash flows.  When cash, cash equivalents, restricted cash and restricted cash equivalents are presented in more than one line item on the balance sheet, the ASU requires a reconciliation be presented either on the face of the statement of cash flows or in the notes to the financial statements showing the totals in the statement of cash flows to the related captions in the balance sheet. The ASU was adopted on January 1, 2017 and was applied retrospectively with no material effect. See Note 8, Investments and Cash.

In August 2016, the FASB issued ASU 2016-15, Statement of Cash Flows (Topic 230): Classification of Certain Cash Receipts and Cash Payments (a consensus of the Emerging Issues Task Force), which addresses eight specific cash flow issues with the objective of reducing the existing diversity in practice. The ASU was adopted on January 1, 2017 and did not have an effect on the Company’s consolidated statements of cash flows for the periods presented.

Share-Based Payments

In March 2016, the FASB issued ASU 2016-09, Compensation - Stock Compensation (Topic 718) - Improvements to Employee Share-Based Payment, which simplifies several aspects of the accounting for employee share-based payment transactions, including the accounting for income taxes, forfeitures, and statutory tax withholding requirements, as well as classification in the statement of cash flows.  The new guidance requires all income tax effects of awards to be recognized in the income statement when the awards vest or are settled. It also allows an employer to repurchase more of an employee’s shares than it previously could for tax withholding purposes without triggering liability accounting and to make a policy election to account for forfeitures as they occur. The ASU was adopted on January 1, 2017 with no material effect on the consolidated financial statements.

Future Application of Accounting Standards

Income Taxes

In October 2016, the FASB issued ASU 2016-16, Income Taxes (Topic 740) - Intra-Entity Transfers of Assets Other Than Inventory, which removes the current prohibition against immediate recognition of the current and deferred income tax effects of intra-entity transfers of assets other than inventory.  Under the ASU, the selling (transferring) entity is required to recognize a current income tax expense or benefit upon transfer of the asset.  Similarly, the purchasing (receiving) entity is required to recognize a deferred tax asset or deferred tax liability, as well as the related deferred tax benefit or expense, upon receipt of the asset. The ASU is to be applied on a modified retrospective basis (i.e. by recording a cumulative effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted). The ASU was adopted on January 1, 2018 with no material effect on the consolidated financial statements.

Premium Amortization on Purchased Callable Debt Securities

In March 2017, the FASB issued ASU 2017-08, Receivables-Nonrefundable Fees and Other Costs (Topic 310-20) - Premium Amortization on Purchased Callable Debt Securities.  This ASU shortens the amortization period for the premium on certain purchased callable debt securities to the earliest call date.  This ASU has no effect on the accounting for purchased callable debt securities held at a discount.  It is to be applied using a modified retrospective approach and the ASU is effective for fiscal years, and interim periods within those fiscal years, beginning after December 15, 2018. The Company does not expect this ASU to have a material effect on its consolidated financial statements.

Leases

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU requires lessees to present right-of-use assets and lease liabilities on the balance sheet. ASU 2016-02 is to be applied using a modified retrospective approach and is effective for fiscal years beginning after December 15, 2018, including interim periods within those fiscal years. The Company intends to adopt this ASU on January 1, 2019. The Company is evaluating the effect that this ASU will have on its consolidated financial statements. The Company currently accounts for its lease agreements where the Company is the lessee as operating leases and, therefore, recognizes its lease expense on a straight-line basis. See Note 13, Commitments and Contingencies for additional information on the Company's leases.

Credit Losses on Financial Instruments

In June 2016, the FASB issued ASU 2016-13, Financial Instruments - Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments. The amendments in this ASU are intended to improve financial reporting by requiring timelier recording of credit losses on loans and other financial instruments held by financial institutions and other organizations. The ASU requires the measurement of all expected credit losses for financial assets held at the reporting date based on historical experience, current conditions, and reasonable and supportable forecasts. Financial institutions will be required to use forward-looking information to better inform their credit loss estimates as a result of the ASU. While many of the loss estimation techniques applied today will still be permitted, the inputs to those techniques will change to reflect the full amount of expected credit losses. The ASU requires enhanced disclosures to help investors and other financial statement users to better understand significant estimates and judgments used in estimating credit losses, as well as credit quality and underwriting standards of an organization’s portfolio.

In addition, the ASU amends the accounting for credit losses on available-for-sale securities and purchased financial assets with credit deterioration. The ASU also eliminates the concept of “other than temporary” from the impairment model for available-for-sale debt securities. Accordingly, the ASU states that an entity must use an allowance approach, must limit the allowance to an amount by which the security’s fair value is less than its amortized cost basis, may not consider the length of time fair value has been less than amortized cost, and may not consider recoveries in fair value after the balance sheet date when assessing whether a credit loss exists. For purchased financial assets with credit deterioration, the ASU requires an entity’s method for measuring credit losses to be consistent with its method for measuring expected losses for originated and purchased non-credit-deteriorated assets.

    The ASU is effective for fiscal years beginning after December 15, 2019, including interim periods within those fiscal years. For debt instruments such as reinsurance recoverables, loans and held to maturity securities, entities will be required to record a cumulative-effect adjustment to the statement of financial position as of the beginning of the first reporting period in which the guidance is adopted. The changes to the impairment model for available-for-sale securities and changes to purchased financial assets with credit deterioration are to be applied prospectively. The Company is evaluating the effect that this ASU will have on its financial statements. See Note 8, Investments and Cash for the Company's current accounting policy with respect to available-for-sale securities.

2.    Ratings

The financial strength ratings (or similar ratings) for AG Re and AGRO, along with the date of the most recent rating action (or confirmation) by the rating agency, are shown in the table below. Ratings are subject to continuous rating agency review and revision or withdrawal at any time. In addition, AG Re and AGRO periodically assesses the value of each rating assigned to them, and as a result of such assessment may request that a rating agency add or drop a rating.

	S&P Global Ratings, a division of Standard & Poor’s Financial Services LLC (S&P)	A.M. Best Company, Inc.
AG Re	AA (stable) (6/26/17)	—
AGRO	AA (stable) (6/26/17)	A+ (stable) (6/15/17)

There can be no assurance that any of the rating agencies will not take negative action on their financial strength ratings of AG Re and AGRO in the future.

For a discussion of the effects of rating actions on the affiliated ceding companies and, therefore, on the Company, see Note 5, Contracts Accounted for as Insurance and Note 11, Reinsurance and Other Monoline Exposures.

3.	Outstanding Exposure

The Company’s outstanding exposure comprises primarily direct and assumed financial guaranty contracts, which are written primarily in insurance form. Until 2009, the Company also reinsured some of its financial guaranty contacts in credit derivative form. Whether written as an insurance contract or as a credit derivative, the Company considers these financial guaranty contracts. The Company's insurance portfolio also includes a relatively small amount of non-financial guaranty insurance. The Company seeks to limit its exposure to losses by underwriting obligations that it views as investment grade at inception, diversifying its insured portfolio across asset classes and, in the structured finance portfolio, requiring rigorous subordination or collateralization requirements.

Public finance obligations assumed by the Company consist primarily of general obligation bonds supported by the taxing powers of U.S. state or municipal governmental authorities, as well as tax-supported bonds, revenue bonds and other obligations supported by covenants from state or municipal governmental authorities or other municipal obligors to impose and collect fees and charges for public services or specific infrastructure projects. The Company also includes within public finance obligations those obligations backed by the cash flow from leases or other revenues from projects serving substantial public purposes, including utilities, toll roads, health care facilities and government office buildings. The Company also includes within public finance similar obligations issued by territorial and non-U.S. sovereign and sub-sovereign issuers and governmental authorities.

Structured finance obligations assumed by the Company are generally issued by special purpose entities and backed by pools of assets having an ascertainable cash flow or market value or other specialized financial obligations.

Significant Risk Management Activities

Assured Guaranty's Portfolio Risk Management Committee, which includes members of the Company's senior management and senior risk and surveillance officers, sets specific risk policies and limits and is responsible for enterprise risk management, establishing the Company's risk appetite, credit underwriting of new business, surveillance and work-out. The AG Re Credit Committee reviews its underwriting guidelines and methodology with the AG Re Board of Directors to ensure these guidelines are in agreement with the Company's overall risk strategy and is responsible for the approval of all transactions proposed to be underwritten by the Company. All non-affiliated transactions are subject to the further approval of the AG Re Board of Directors. The AGRO Credit Committee is responsible for the approval of RVI transactions on aviation equipment with less than $25 million net par and any internal reinsurance cessions, while all other AGRO transactions are subject to the approval of the AGRO Board of Directors.

All transactions in the insured portfolio are assigned internal credit ratings, which are updated based on changes in transaction credit quality. As part of the surveillance process, the Company monitors trends and changes in transaction credit quality, detects any deterioration in credit quality, and recommends such remedial actions as may be necessary or appropriate; however, most loss mitigation occurs at the Company's ceding companies, which are primarily liable for the Company's assumed obligations. The Company's ceding companies, particularly the Company's affiliates AGM and AGC, also develop strategies to enforce their contractual rights and remedies and to mitigate their losses, engage in negotiation discussions with transaction participants and, when necessary, manage the litigation proceedings. The Company generally assumes its proportionate share of any benefits realized by the ceding company for loss mitigation strategies.

Surveillance Categories

The Company segregates its insured portfolio into investment grade and below-investment-grade (BIG) surveillance categories to facilitate the appropriate allocation of resources to monitoring and loss mitigation efforts and to aid in establishing the appropriate cycle for periodic review for each exposure. BIG exposures include all exposures with internal credit ratings below BBB-. The Company’s internal credit ratings are based on internal assessments of the likelihood of default and loss severity in the event of default. Internal credit ratings are expressed on a ratings scale similar to that used by the rating agencies and are generally reflective of an approach similar to that employed by the rating agencies, except that the Company's internal credit ratings focus on future performance, rather than lifetime performance.

The Company monitors its insured portfolio and refreshes its internal credit ratings on individual exposures in quarterly, semi-annual or annual cycles based on the Company’s view of the exposure’s quality, loss potential, volatility and sector. Ratings on exposures in sectors identified as under the most stress or with the most potential volatility are reviewed every quarter. For assumed exposures, the Company may use the ceding company’s credit ratings of transactions where it is impractical for it to assign its own rating.

Exposures identified as BIG are subjected to further review to determine the probability of a loss. See Note 4, Expected Loss to be Paid, for additional information. Surveillance personnel then assign each BIG transaction to the appropriate BIG surveillance category based upon whether a future loss is expected and whether a claim has been paid. The Company uses a tax-equivalent yield, which reflects long-term trends in interest rates, to calculate the present value of projected payments and recoveries and determine whether a future loss is expected in order to assign the appropriate BIG surveillance category to a transaction. On the other hand, the Company uses risk-free rates, which are determined each quarter, to calculate the expected loss for financial statement measurement purposes.

More extensive monitoring and intervention is employed for all BIG surveillance categories, with internal credit ratings reviewed quarterly. The Company expects “future losses” on a transaction when the Company believes there is at least a 50% chance that, on a present value basis, it will pay more claims on that transaction in the future than it will have reimbursed. The three BIG categories are:

•	BIG Category 1: Below-investment-grade transactions showing sufficient deterioration to make future losses possible, but for which none are currently expected.

•
BIG Category 2: Below-investment-grade transactions for which future losses are expected but for which no claims (other than liquidity claims, which are claims that the Company expects to be reimbursed within one year) have yet been paid.

•	BIG Category 3: Below-investment-grade transactions for which future losses are expected and on which claims (other than liquidity claims) have been paid.

Unless otherwise noted, ratings disclosed herein on the Company's insured portfolio reflect its internal ratings. The Company classifies those portions of risks benefiting from reimbursement obligations collateralized by eligible assets held in trust in acceptable reimbursement structures as the higher of 'AA' or their current internal rating.

Financial Guaranty Exposure

Financial Guaranty
Debt Service Outstanding

	Gross Debt Service Outstanding		Net Debt Service Outstanding
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in millions)
Public finance	$105,424	$118,412	$105,424	$118,412
Structured finance	3,800	4,950	3,411	4,931
Total financial guaranty	$109,224	$123,362	$108,835	$123,343

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2017

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$104	0.2%	$865	11.5%	$302	10.3%	$15	12.7%	$1,286	1.8%
AA	7,547	12.4	61	0.8	783	26.5	0	0.0	8,391	11.7
A	34,888	57.3	1,327	17.7	345	11.7	1	0.9	36,561	51.2
BBB	16,640	27.3	5,115	68.1	398	13.5	69	59.0	22,222	31.1
BIG	1,694	2.8	140	1.9	1,122	38.0	32	27.4	2,988	4.2
Total net par outstanding	$60,873	100.0%	$7,508	100.0%	$2,950	100.0%	$117	100.0%	$71,448	100.0%

Financial Guaranty Portfolio by Internal Rating
As of December 31, 2016

	Public Finance U.S.		Public Finance Non-U.S.		Structured Finance U.S.		Structured Finance Non-U.S.		Total
Rating Category	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%	Net Par Outstanding	%
	(dollars in millions)
AAA	$311	0.4%	$891	12.2%	$494	11.7%	$46	16.3%	$1,742	2.1%
AA	12,409	17.9	264	3.6	1,560	36.9	26	9.2	14,259	17.6
A	38,105	55.0	1,152	15.8	374	8.9	87	30.7	39,718	49.0
BBB	16,777	24.2	4,768	65.4	462	10.9	81	28.6	22,088	27.2
BIG	1,717	2.5	218	3.0	1,335	31.6	43	15.2	3,313	4.1
Total net par outstanding	$69,319	100.0%	$7,293	100.0%	$4,225	100.0%	$283	100.0%	$81,120	100.0%

Financial Guaranty Portfolio
Net Par Outstanding
by Sector

	As of December 31,
Sector	2017	2016
	(in millions)
Public finance:
U.S.:
General obligation	$26,415	$30,194
Tax backed	12,700	14,320
Municipal utilities	8,774	9,911
Transportation	4,744	5,465
Higher education	2,734	3,204
Healthcare	2,323	3,038
Infrastructure finance	2,052	1,865
Housing	307	291
Investor-owned utilities	251	358
Other public finance	573	673
Total public finance—U.S.	60,873	69,319
Non-U.S.:
Regulated utilities	3,581	3,505
Infrastructure finance	2,615	2,470
Pooled infrastructure	781	810
Other public finance	531	508
Total public finance—non-U.S.	7,508	7,293
Total public finance	$68,381	$76,612
Structured finance:
U.S.:
Insurance securitizations	$1,488	$2,309
Consumer receivables	540	561
Residential mortgage-backed securities (RMBS)	515	638
Pooled corporate obligations	174	350
Commercial receivables	65	94
Other structured finance	168	273
Total structured finance—U.S.	2,950	4,225
Non-U.S.:
Commercial receivables	76	90
RMBS	17	18
Pooled corporate obligations	7	151
Other structured finance	17	24
Total structured finance—non-U.S.	117	283
Total structured finance	3,067	4,508
Total net par outstanding	$71,448	$81,120

Actual maturities of insured obligations could differ from contractual maturities because borrowers have the right to call or prepay certain obligations. The expected maturities of structured finance obligations are, in general, considerably shorter than the contractual maturities for such obligations.

Expected Amortization of
Net Par Outstanding
As of December 31, 2017

	Public Finance	Structured Finance	Total
	(in millions)
0 to 5 years	$19,724	$1,281	$21,005
5 to 10 years	13,682	588	14,270
10 to 15 years	12,266	216	12,482
15 to 20 years	10,078	881	10,959
20 years and above	12,631	101	12,732
Total net par outstanding	$68,381	$3,067	$71,448

Components of BIG Net Par Outstanding
As of December 31, 2017

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$652	$98	$944	$1,694	$60,873
Non-U.S. public finance	140	—	—	140	7,508
Public finance	792	98	944	1,834	68,381
Structured finance:
U.S. RMBS	42	40	197	279	515
Triple-X life insurance transactions	—	—	634	634	1,418
Trust preferred securities (TruPS)	39	—	—	39	172
Other structured finance	68	94	40	202	962
Structured finance	149	134	871	1,154	3,067
Total	$941	$232	$1,815	$2,988	$71,448

Components of BIG Net Par Outstanding
As of December 31, 2016

	BIG Net Par Outstanding				Net Par
	BIG 1	BIG 2	BIG 3	Total BIG	Outstanding
	(in millions)
Public finance:
U.S. public finance	$563	$676	$478	$1,717	$69,319
Non-U.S. public finance	218	—	—	218	7,293
Public finance	781	676	478	1,935	76,612
Structured finance:
U.S. RMBS	26	64	250	340	638
Triple-X life insurance transactions	—	—	715	715	2,239
TruPS	60	32	—	92	289
Other structured finance	91	99	41	231	1,342
Structured finance	177	195	1,006	1,378	4,508
Total	$958	$871	$1,484	$3,313	$81,120

 BIG Net Par Outstanding
and Number of Risks
As of December 31, 2017

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$892	$49	$941	87	6	93
Category 2	230	2	232	21	3	24
Category 3	1,801	14	1,815	99	9	108
Total BIG	$2,923	$65	$2,988	207	18	225

BIG Net Par Outstanding
and Number of Risks
As of December 31, 2016

	Net Par Outstanding			Number of Risks(1)
Description	Financial Guaranty Insurance	Credit Derivative	Total	Financial Guaranty Insurance	Credit Derivative	Total
	(dollars in millions)
BIG:
Category 1	$833	$125	$958	79	7	86
Category 2	828	43	871	33	6	39
Category 3	1,460	24	1,484	99	9	108
Total BIG	$3,121	$192	$3,313	211	22	233
____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

The Company seeks to maintain a diversified portfolio of insured obligations designed to spread its risk across a number of geographic areas.

Geographic Distribution of
Net Par Outstanding
As of December 31, 2017

	Number of Risks	Net Par Outstanding	Percent of Total Net Par Outstanding
	(dollars in millions)
U.S.:
U.S. Public finance:
California	1,108	$10,610	14.8%
Texas	1,039	5,819	8.1
Pennsylvania	588	5,169	7.2
Illinois	528	5,092	7.1
New York	622	4,713	6.6
New Jersey	330	3,397	4.8
Florida	233	3,083	4.3
Michigan	328	1,901	2.7
Alabama	255	1,635	2.3
Louisiana	167	1,423	2.0
Other states and U.S. territories	2,264	18,031	25.3
Total U.S. public finance	7,462	60,873	85.2
U.S. Structured finance (multiple states)	353	2,950	4.1
Total U.S.	7,815	63,823	89.3
Non-U.S.:
United Kingdom	100	5,570	7.8
France	5	559	0.8
Australia	9	438	0.6
Italy	8	237	0.3
Canada	8	190	0.3
Other	33	631	0.9
Total non-U.S.	163	7,625	10.7
Total	7,978	$71,448	100.0%

Exposure to Puerto Rico

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico (Puerto Rico or the Commonwealth) and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of December 31, 2017, all of which is rated BIG. Puerto Rico experienced significant general fund budget deficits and a challenging economic environment since at least the financial crisis. Beginning on January 1, 2016, a number of Puerto Rico exposures have defaulted on bond payments, and the Company has now paid claims on all of its Puerto Rico exposures except for Puerto Rico Aqueduct and Sewer Authority (PRASA) and Municipal Finance Agency (MFA).

On November 30, 2015 and December 8, 2015, the former governor of Puerto Rico (the Former Governor) issued executive orders (Clawback Orders) directing the Puerto Rico Department of Treasury and the Puerto Rico Tourism Company to "claw back" certain taxes pledged to secure the payment of bonds issued by the Puerto Rico Highways and Transportation Authority (PRHTA), Puerto Rico Infrastructure Financing Authority (PRIFA), and Puerto Rico Convention Center District

Authority (PRCCDA). The Puerto Rico exposures insured by the Company subject to clawback are shown in the table “Puerto Rico Net Par Outstanding” below.

On June 30, 2016, the Puerto Rico Oversight, Management, and Economic Stability Act (PROMESA) was signed into law by the President of the United States. PROMESA established a seven-member federal financial oversight board (Oversight Board) with authority to require that balanced budgets and fiscal plans be adopted and implemented by Puerto Rico. PROMESA provides a legal framework under which the debt of the Commonwealth and its related authorities and public corporations may be voluntarily restructured, and grants the Oversight Board the sole authority to file restructuring petitions in a federal court to restructure the debt of the Commonwealth and its related authorities and public corporations if voluntary negotiations fail, provided that any such restructuring must be in accordance with an Oversight Board approved fiscal plan that respects the liens and priorities provided under Puerto Rico law.

In May and July 2017 the Oversight Board filed petitions under Title III of PROMESA with the Federal District Court of Puerto Rico for the Commonwealth, the Puerto Rico Sales Tax Financing Corporation (COFINA), PRHTA, and Puerto Rico Electric Power Authority (PREPA). Title III of PROMESA provides for a process analogous to a voluntary bankruptcy process under chapter 9 of the United States Bankruptcy Code (Bankruptcy Code).

Judge Laura Taylor Swain of the Southern District of New York was selected by Chief Justice John Roberts of the United States Supreme Court to preside over any legal proceedings under PROMESA. Judge Swain has selected a team of five federal judges to act as mediators for certain issues and disputes.

On September 20, 2017, Hurricane Maria made landfall in Puerto Rico as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and widespread devastation in the Commonwealth. Damage to the Commonwealth’s infrastructure, including the power grid, water system and transportation system, was extensive, and rebuilding and economic recovery are expected to take years. While the federal government is expected to provide substantial resources for relief and rebuilding -- which is expected to help economic activity and address the Commonwealth’s infrastructure needs in the intermediate and longer term -- economic activity in general and tourism in particular, as well as tax collections, have declined in the aftermath of the storm, and out migration to the mainland also has increased.

In December 2017 the Tax Act was enacted. Many of the provisions under the new law are geared toward increasing production in the U.S. and discouraging companies from having operations or intangibles off-shore.  Since Puerto Rico is considered a foreign territory under the U.S. tax system, it is possible the new law may have adverse consequences to Puerto Rico’s economy.  However, the Company is unable to predict the full impact of the new law on Puerto Rico.

The Commonwealth has released fiscal plans for itself and for a number of its authorities and public corporations, and in response to comments from the Oversight Board and the enactment of a significant federal disaster relief package by the U.S. Congress, Puerto Rico has released one or more revised fiscal plans for the Commonwealth and a number of its authorities and public corporations. As of the date of this filing, none of the recently proposed fiscal plans for Puerto Rico entities that have bonds outstanding reinsured by the Company have been certified by the Oversight Board under PROMESA, and the Oversight Board has indicated that some of the most recent public fiscal plans do not comply with PROMESA. The Company believes that many of the fiscal plans in their current forms do not comply with PROMESA.

The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations the Company reinsures are illegal or unconstitutional or both, and have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

Litigation and mediation related to the Commonwealth’s debt have been delayed by Hurricane Maria. The final form and timing of responses to Puerto Rico’s financial distress and the devastation of Hurricane Maria eventually taken by the federal government or implemented under the auspices of PROMESA and the Oversight Board or otherwise, and the final impact, after resolution of legal challenges, of any such responses on obligations reinsured by the Company, are uncertain.

The Company groups its Puerto Rico exposure into three categories:

•
Constitutionally Guaranteed. The Company includes in this category public debt benefiting from Article VI of the Constitution of the Commonwealth, which expressly provides that interest and principal payments on the public debt are to be paid before other disbursements are made.

•
Public Corporations – Certain Revenues Potentially Subject to Clawback. The Company includes in this category the debt of public corporations for which applicable law permits the Commonwealth to claw back, subject to certain conditions and for the payment of public debt, at least a portion of the revenues supporting the bonds the Company reinsures. As a constitutional condition to clawback, available Commonwealth revenues for any fiscal year must be insufficient to pay Commonwealth debt service before the payment of any appropriations for that year.  The Company believes that this condition has not been satisfied to date, and accordingly that the Commonwealth has not to date been entitled to claw back revenues supporting debt reinsured by the Company. Prior to the enactment of PROMESA, the Company's ceding companies sued various Puerto Rico governmental officials in the United States District Court, District of Puerto Rico asserting that Puerto Rico's attempt to “claw back” pledged taxes is unconstitutional, and demanding declaratory and injunctive relief. See "Puerto Rico Recovery Litigation" below.

•	Other Public Corporations. The Company includes in this category the debt of public corporations that are supported by revenues it does not believe are subject to clawback.

Constitutionally Guaranteed

General Obligation. As of December 31, 2017, the Company had $407 million insured net par outstanding of the general obligations of Puerto Rico, which are supported by the good faith, credit and taxing power of the Commonwealth. Despite the requirements of Article VI of its Constitution, the Commonwealth defaulted on the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since that date. As noted above, the Oversight Board filed a petition under Title III of PROMESA with respect to the Commonwealth. The most recent public Commonwealth fiscal plan, dated March 23, 2018, indicates a primary budget surplus of $5.9 billion that would be available for debt service over the six-year forecast period (as compared to contractual debt service of approximately $17.5 billion over the same period). The Company does not believe the Commonwealth’s fiscal plan in its current form complies with certain mandatory requirements of PROMESA.

Puerto Rico Public Buildings Authority (PBA). As of December 31, 2017, the Company had $160 thousand insured net par outstanding of PBA bonds, which are supported by a pledge of the rents due under leases of government facilities to departments, agencies, instrumentalities and municipalities of the Commonwealth, and that benefit from a Commonwealth guaranty supported by a pledge of the Commonwealth’s good faith, credit and taxing power. Despite the requirements of Article VI of its Constitution, the PBA defaulted on most of the debt service payment due on July 1, 2016, and the Company has been making claim payments on these bonds since then.

Public Corporations - Certain Revenues Potentially Subject to Clawback

PRHTA. As of December 31, 2017, the Company had $204 million insured net par outstanding of PRHTA (transportation revenue) bonds and $44 million insured net par of PRHTA (highways revenue) bonds. The transportation revenue bonds are secured by a subordinate gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls, plus a first lien on up to $120 million annually of taxes on crude oil, unfinished oil and derivative products. The highways revenue bonds are secured by a gross lien on gasoline and gas oil and diesel oil taxes, motor vehicle license fees and certain tolls. The non-toll revenues consisting of excise taxes and fees collected by the Commonwealth on behalf of PRHTA and its bondholders that are statutorily allocated to PRHTA and its bondholders are potentially subject to clawback. Despite the presence of funds in relevant debt service reserve accounts that the Company believes should have been employed to fund debt service, PRHTA defaulted on the full July 1, 2017 insured debt service payment, and the Company has been making claim payments on these bonds since that date. The most recent public PRHTA fiscal plan, dated March 23, 2018, shows no funds available for debt service after payment of operating expenses and capital costs. The Oversight Board has declined to certify the most recent public PRHTA fiscal plan as compliant with PROMESA. The Company does not believe the PRHTA fiscal plan in its current form complies with certain mandatory requirements of PROMESA.

PRIFA. As of December 31, 2017, the Company had $1 million insured net par outstanding of PRIFA bonds, which are secured primarily by the return to Puerto Rico of federal excise taxes paid on rum. These revenues are potentially subject to the clawback. The Company has been making claim payments in the PRIFA bonds since January 2016.

Other Public Corporations

PREPA. As of December 31, 2017, the Company had $233 million insured net par outstanding of PREPA obligations, which are secured by a lien on the revenues of the electric system.

On December 24, 2015, AGM and AGC entered into a Restructuring Support Agreement (RSA) with PREPA, an ad hoc group of uninsured bondholders and a group of fuel-line lenders that subject to certain conditions, would have resulted in, among other things, modernization of the utility and a restructuring of current debt.

The Oversight Board did not certify the RSA under Title VI of PROMESA as the Company believes was required by PROMESA, but rather, on July 2, 2017, commenced proceedings for PREPA under Title III of PROMESA. The Company has been making claim payments on these bonds since July 1, 2017.

The most recent public PREPA fiscal plan, dated March 23, 2018, indicates that current projections imply no cash available for legacy debt service unless rates are adjusted or a new dedicated revenue stream is created. Additionally, the Governor announced an intention to privatize PREPA. The Company does not believe the PREPA fiscal plan in its current form complies with certain mandatory requirements of PROMESA. The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to the PREPA obligations it insures and the RSA are illegal or unconstitutional or both, and have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters. See “Puerto Rico Recovery Litigation” below.

PRASA. As of December 31, 2017, the Company had $89 million of insured net par outstanding to PRASA bonds, which are secured by a lien on the gross revenues of the water and sewer system. On September 15, 2015, PRASA entered into a settlement with the U.S. Department of Justice and the U.S. Environmental Protection Agency that requires it to spend $1.6 billion to upgrade and improve its sewer system island-wide. The PRASA bond accounts contained sufficient funds to make the PRASA bond payments due through the date of this filing that were reinsured by the Company, and those payments were made in full. The most recent public PRASA fiscal plan, dated March 23, 2018, projects cash flows available for debt service to equal approximately 53% of aggregate debt service during the six-year projection period, based on projection assumptions (including receipt of certain federal funding).

MFA. As of December 31, 2017, the Company had $85 million net par outstanding of bonds issued by MFA secured by a lien on local property tax revenues. The MFA bond accounts contained sufficient funds to make the MFA bond payments due through the date of this filing that were reinsured by the Company, and those payments were made in full.

COFINA. As of December 31, 2017, the Company had $9 million insured net par outstanding of junior COFINA bonds, which are secured primarily by a second lien on certain sales and use taxes. As noted above, the Oversight Board filed a petition on behalf of COFINA under Title III of PROMESA. COFINA bond debt service payments were not made on August 1, 2017, and the Company made its first claim payments on these bonds. The Company has continued to make claim payments on these bonds.

Puerto Rico Recovery Litigation

The Company and its affiliated ceding companies believe that a number of the actions taken by the Commonwealth, the Oversight Board and others with respect to obligations they insure are illegal or unconstitutional or both, and have taken legal action, and may take additional legal action in the future, to enforce their rights with respect to these matters.

On January 7, 2016, AGM, AGC and Ambac Assurance Corporation commenced an action for declaratory judgment and injunctive relief in the U.S. District Court for the District of Puerto Rico (Federal District Court in Puerto Rico) to invalidate the executive orders issued by the Former Governor on November 30, 2015 and December 8, 2015 directing that the Secretary of the Treasury of the Commonwealth of Puerto Rico and the Puerto Rico Tourism Company claw back certain taxes and revenues pledged to secure the payment of bonds issued by the PRHTA, the PRCCDA and the PRIFA. The Commonwealth defendants filed a motion to dismiss the action for lack of subject matter jurisdiction, which the Court denied on October 4, 2016. On October 14, 2016, the Commonwealth defendants filed a notice of PROMESA automatic stay. While the PROMESA automatic stay expired on May 1, 2017, on May 17, 2017, the Court stayed the action under Title III of PROMESA.

On May 16, 2017, The Bank of New York Mellon, as trustee for the bonds issued by COFINA, filed an adversary complaint for interpleader and declaratory relief with the Federal District Court in Puerto Rico to resolve competing and conflicting demands made by various groups of COFINA bondholders, insurers of certain COFINA Bonds and COFINA, regarding funds held by the trustee for certain COFINA bond debt service payments scheduled to occur on and after June 1, 2017. On May 19, 2017, an order to show cause was entered permitting AGC and AGM to intervene in this matter. While AGM has insured COFINA Bonds, AGC has not.

On June 3, 2017, AGC and AGM filed an adversary complaint in Federal District Court in Puerto Rico seeking (i) a judgment declaring that the application of pledged special revenues to the payment of the PRHTA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; (ii) an injunction enjoining the Commonwealth from taking or causing to be taken any action that would further violate the special revenue protections provided to the PRHTA Bonds under the Bankruptcy Code; and (iii) an injunction ordering the Commonwealth to remit the pledged special revenues securing the PRHTA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On January 30, 2018, the Court rendered an opinion dismissing the complaint and holding, among other things, that (i) even though the special revenue provisions of the Bankruptcy Code protect a lien on pledged special revenues, those provisions do not mandate the turnover of pledged special revenues to the payment of bonds and (ii) actions to enforce liens on pledged special revenues remain stayed. On February 9, 2018, AGC and AGM filed a notice of appeal of the Court’s decision to the United States Court of Appeals for the First Circuit.

On June 26, 2017, AGM and AGC filed a complaint in Federal District Court in Puerto Rico seeking (i) a declaratory judgment that the PREPA RSA is a “Preexisting Voluntary Agreement” under Section 104 of PROMESA and the Oversight Board’s failure to certify the PREPA RSA is an unlawful application of Section 601 of PROMESA; (ii) an injunction enjoining the Oversight Board from unlawfully applying Section 601 of PROMESA and ordering it to certify the PREPA RSA; and (iii) a writ of mandamus requiring the Oversight Board to comply with its duties under PROMESA and certify the PREPA RSA. On July 21, 2017, in light of its PREPA Title III petition on July 2, 2017, the Oversight Board filed a notice of stay under PROMESA.

On July 18, 2017, AGM and AGC filed a motion for relief from the automatic stay in the PREPA Title III bankruptcy proceeding and a form of complaint seeking the appointment of a receiver for PREPA. That motion was denied on September 14, 2017. On January 31, 2018, AGM and AGC filed a brief appealing the trial court's decision with the United States Court of Appeals for the First Circuit.

Complaints voluntarily withdrawn without prejudice following Hurricane Maria.

On May 3, 2017, AGM and AGC had filed in the Federal District Court in Puerto Rico an adversary complaint seeking a judgment that the Commonwealth's fiscal plan violates various sections of PROMESA and the Contracts, Takings and Due Process Clauses of the U.S. Constitution, an injunction enjoining the Commonwealth and Oversight Board from presenting or proceeding with confirmation of any plan of adjustment based on the fiscal plan, and a stay on the confirmation of any plan of adjustment based on the fiscal plan pending development of a fiscal plan that complies with PROMESA and the U.S. Constitution. On October 6, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint, based on their expectation that the Fiscal Plan would be modified as a result of Hurricane Maria.

On August 7, 2017, AGC and AGM had filed an adversary complaint in Federal District Court in Puerto Rico seeking, among other things, judgment against defendants (i) declaring that the application of pledged special revenues to the payment of the PREPA Bonds is not subject to the PROMESA Title III automatic stay and that the Commonwealth has violated the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; (ii) declaring that capital expenditures and all other expenses that do not constitute current, reasonable and necessary operating expenses may not be paid from pledged special revenues prior to the payment of debt service on the PREPA Bonds, and (iii) enjoining defendants from taking or causing to be taken any action that would further violate the special revenue protections provided to the PREPA Bonds under the Bankruptcy Code; and (iv) ordering defendants to remit the pledged special revenues securing the PREPA Bonds in accordance with the terms of the special revenue provisions set forth in the Bankruptcy Code. On October 13, 2017, AGC and AGM voluntarily withdrew without prejudice the complaint, in order to allow PREPA to focus on emergency efforts to restore electricity to the island's residents and businesses in the wake of Hurricane Maria.

Puerto Rico Par and Debt Service Schedules

All Puerto Rico exposures are internally rated BIG. The following tables show the Company’s reinsurance exposure to general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations.

Puerto Rico
Gross Par and Gross Debt Service Outstanding (1)

	Gross Par Outstanding		Gross Debt Service Outstanding
	December 31, 2017	December 31, 2016	December 31, 2017	December 31, 2016
	(in millions)
Exposure to Puerto Rico	$1,072	$1,104	$1,791	$1,880
__________________
(1)    AG Re has not ceded its exposure to the Commonwealth of Puerto Rico to any third party or affiliated reinsurer.

Puerto Rico
Net Par Outstanding

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Commonwealth Constitutionally Guaranteed
Commonwealth of Puerto Rico - General Obligation Bonds (1)	$407	$421
PBA	0	0
Public Corporations - Certain Revenues Potentially Subject to Clawback
PRHTA (Transportation revenue) (1)	204	209
PRHTA (Highways revenue) (1)	44	44
PRIFA	1	1
Other Public Corporations
PREPA (1)	233	234
PRASA	89	88
MFA	85	98
COFINA (1)	9	9
Total net exposure to Puerto Rico	$1,072	$1,104
____________________

(1)	As of the date of this filing, the Oversight Board has certified a filing under Title III of PROMESA for these exposures.

The following table shows the scheduled amortization of the general obligation bonds of Puerto Rico and various obligations of its related authorities and public corporations that the Company reinsures. The Company guarantees payments of interest and principal when those amounts are scheduled to be paid and cannot be required to pay on an accelerated basis. In the event that obligors default on their obligations, the Company would only be required to pay the shortfall between the principal and interest due in any given period and the amount paid by the obligors.

Amortization Schedule of Puerto Rico Net Par Outstanding
and Net Debt Service Outstanding
As of December 31, 2017

	Scheduled Net Par Amortization	Scheduled Net Debt Service Amortization
	(in millions)
2018 (January 1 – March 31)	$0	$27
2018 (April 1 – June 30)	0	0
2018 (July 1 – September 30)	39	66
2018 (October 1 – December 31)	0	0
Subtotal 2018	39	93
2019	48	101
2020	56	107
2021	25	72
2022	33	79
2023-2027	269	469
2028-2032	141	283
2033-2037	305	390
2038-2042	94	122
2043-2047	62	75
Total	$1,072	$1,791

Exposure to the U.S. Virgin Islands

As of December 31, 2017, the Company had $156 million reinsured net par outstanding to the U.S. Virgin Islands and its related authorities (USVI), of which it rated $68 million BIG. The $88 million USVI net par the Company rated investment grade was comprised primarily of bonds secured by a lien on matching fund revenues related to excise taxes on products produced in the USVI and exported to the U.S., primarily rum. The $68 million BIG USVI net par comprised bonds of the Public Finance Authority bonds secured by a gross receipts tax and the general obligation, full faith and credit pledge of the USVI.

Hurricane Irma caused significant damage in St. John and St. Thomas, while Hurricane Maria made landfall on St. Croix as a Category 4 hurricane on the Saffir-Simpson scale, causing loss of life and substantial damage to St. Croix’s businesses and infrastructure, including the power grid. The USVI is benefiting from the federal response to the 2017 hurricanes and has made its debt service payments to date.

Non-Financial Guaranty Exposure

The Company also provides non-financial guaranty reinsurance in transactions with similar risk profiles to its structured finance exposures written in financial guaranty form.

The Company provided capital relief triple-X excess of loss life reinsurance approximating $675 million of net exposure as of December 31, 2017 and $390 million as of December 31, 2016. The capital relief triple-X excess of loss life reinsurance net exposure is expected to increase to approximately $1.0 billion prior to September 30, 2036.

In addition, the Company started providing reinsurance on aircraft residual value insurance (RVI) policies in the first quarter of 2017 and had net exposure of $140 million to such reinsurance as of December 31, 2017.

The capital relief triple-X excess of loss life reinsurance and aircraft residual value reinsurance are all rated investment grade internally. See Note 11, Reinsurance and Other Monoline Exposures, for amounts ceded.

4.    Expected Loss to be Paid

Management compiles and analyzes loss information for all exposures on a consistent basis, in order to effectively evaluate and manage the economics and liquidity of the entire insured portfolio. The Company monitors and assigns ratings and calculates expected losses in the same manner for all its exposures regardless of form or differing accounting models. This note provides information regarding expected claim payments to be made under all contracts in the insured portfolio.

Expected loss to be paid is important from a liquidity perspective in that it represents the present value of amounts that the Company expects to pay or recover in future periods for all contracts. The expected loss to be paid is equal to the present value of expected future cash outflows for claim and loss adjustment expense (LAE) payments, net of inflows for expected salvage and subrogation (e.g., excess spread on the underlying collateral, and estimated recoveries, including those for breaches of representations and warranties (R&W)), using current risk-free rates. Expected cash outflows and inflows are probability weighted cash flows that reflect management's assumptions about the likelihood of all possible outcomes based on all information available to it. Those assumptions consider the relevant facts and circumstances and are consistent with the information tracked and monitored through the Company's risk-management activities. The Company updates the discount rates each quarter and reflects the effect of such changes in economic loss development. Net expected loss to be paid is defined as expected loss to be paid, net of amounts ceded to reinsurers.

In circumstances where the Company has purchased its own insured obligations that have expected losses, expected loss to be paid is reduced by the proportionate share of the insured obligation that is held in the investment portfolio. The difference between the purchase price of the obligation and the fair value excluding the value of the Company's insurance is treated as a paid loss. Assets that are purchased by the Company are recorded in the investment portfolio, at fair value, excluding the value of the Company's insurance.

Economic loss development represents the change in net expected loss to be paid attributable to the effects of changes in assumptions based on observed market trends, changes in discount rates, accretion of discount and the economic effects of loss mitigation efforts.

The insured portfolio includes policies accounted for under two separate accounting models depending on the characteristics of the contract. The two models are: (1) insurance as described in "Financial Guaranty Insurance Losses" in Note 5, Contracts Accounted for as Insurance and (2) derivative as described in Note 6, Fair Value Measurement and Note 7, Contracts Accounted for as Credit Derivatives. The Company has paid and expects to pay future losses (net of recoveries) on policies which fall under each of the two accounting models.

Loss Estimation Process

The Company’s loss reserve committees estimate expected loss to be paid for all contracts by reviewing analyses that consider various scenarios with corresponding probabilities assigned to them. Depending upon the nature of the risk, the Company’s view of the potential size of any loss and the information available to the Company, that analysis may be based upon individually developed cash flow models, internal credit rating assessments, sector-driven loss severity assumptions and/or judgmental assessments. In the case of its assumed business, the Company may conduct its own analysis as just described or, depending on the Company’s view of the potential size of any loss and the information available to the Company, the Company may use loss estimates provided by ceding insurers. The Company monitors the performance of its transactions with expected losses and each quarter the Company’s loss reserve committees review and refresh their loss projection assumptions, scenarios and the probabilities they assign to those scenarios based on actual developments during the quarter and their view of future performance.

The financial guaranties issued or reinsured by the Company insure the credit performance of the guaranteed obligations over an extended period of time, in some cases over 30 years, and in most circumstances, the Company has no right to cancel such financial guaranties or reinsurance. As a result, the Company's estimate of ultimate losses on a policy is subject to significant uncertainty over the life of the insured transaction. Credit performance can be adversely affected by economic, fiscal and financial market variability over the life of most contracts.

The determination of expected loss to be paid is an inherently subjective process involving numerous estimates, assumptions and judgments by management, using both internal and external data sources with regard to frequency, severity of loss, economic projections, governmental actions, negotiations and other factors that affect credit performance. These estimates, assumptions and judgments, and the factors on which they are based, may change materially over a reporting period, and as a result the Company’s loss estimates may change materially over that same period.

Changes over a reporting period in the Company’s loss estimates for municipal obligations supported by specified revenue streams, such as revenue bonds issued by toll road authorities, municipal utilities or airport authorities, generally will be influenced by factors impacting their revenue levels, such as changes in demand; changing demographics; and other economic factors, especially if the obligations do not benefit from financial support from other tax revenues or governmental authorities. Changes over a reporting period in the Company’s loss estimates for its tax-supported public finance transactions generally will be influenced by factors impacting the public issuer’s ability and willingness to pay, such as changes in the economy and population of the relevant area; changes in the issuer’s ability or willingness to raise taxes, decrease spending or receive federal assistance; new legislation; rating agency actions that affect the issuer’s ability to refinance maturing obligations or issue new debt at a reasonable cost; changes in the priority or amount of pensions and other obligations owed to workers; developments in restructuring or settlement negotiations; and other political and economic factors. Changes in loss estimates may also be affected by loss mitigation efforts.

Changes in the Company’s loss estimates for structured finance transactions generally will be influenced by factors impacting the performance of the assets supporting those transactions. For example, changes over a reporting period in the Company’s loss estimates for its RMBS transactions may be influenced by such factors as the level and timing of loan defaults experienced; changes in housing prices; results from loss mitigation activities; and other variables.

The Company does not use traditional actuarial approaches to determine its estimates of expected losses. Actual losses will ultimately depend on future events or transaction performance and may be influenced by many interrelated factors that are difficult to predict. As a result, the Company's current projections of losses may be subject to considerable volatility and may not reflect the Company's ultimate claims paid.

In some instances, the terms of the ceding companies' policy gives them the option to pay principal losses that have been recognized in the transaction but which they are not yet required to pay, thereby reducing the amount of guaranteed interest due in the future. The ceding companies have sometimes exercised this option, which uses cash but reduces projected future losses.

The following tables present a roll forward of net expected loss to be paid for all contracts. The Company used risk-free rates for U.S. dollar denominated obligations, that ranged from 0.0% to 2.78% with a weighted average of 2.46% as of December 31, 2017 and 0.0% to 3.23% with a weighted average of 2.87% as of December 31, 2016. Expected losses to be paid for transactions denominated in currencies other than the U.S. dollar represented approximately 1.2% of the total as of December 31, 2017 and December 31, 2016.

Net Expected Loss to be Paid
Roll Forward

	Year Ended December 31,
	2017	2016
	(in millions)
Net expected loss to be paid, beginning of period	$448	$501
Economic loss development (benefit) due to:
Accretion of discount	10	10
Changes in discount rates	12	(15)
Changes in timing and assumptions	(15)	6
Total economic loss development (benefit)	7	1
Net (paid) recovered losses	(72)	(54)
Net expected loss to be paid, end of period	$383	$448

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2017

	Net Expected Loss to be Paid (Recovered) as of December 31, 2016 (2)	Economic Loss Development/(Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2017 (2)
	(in millions)
Public finance:
U.S. public finance	$174	$120	$(63)	$231
Non-U.S public finance	5	(1)	—	4
Public finance	179	119	(63)	235
Structured finance:
U.S. RMBS	29	(12)	3	20
Triple-X life insurance transactions	207	(106)	(10)	91
Other structured finance	33	6	(2)	37
Structured finance	269	(112)	(9)	148
Total	$448	$7	$(72)	$383

Net Expected Loss to be Paid
Roll Forward by Sector
Year Ended December 31, 2016

	Net Expected Loss to be Paid (Recovered) as of December 31, 2015	Economic Loss Development/(Benefit)	(Paid) Recovered Losses (1)	Net Expected Loss to be Paid (Recovered) as of December 31, 2016 (2)
	(in millions)
Public finance:
U.S. public finance	$204	$17	$(47)	$174
Non-U.S public finance	7	(2)	—	5
Public finance	211	15	(47)	179
Structured finance:
U.S. RMBS	30	(7)	6	29
Triple-X life insurance transactions	208	4	(5)	207
Other structured finance	52	(11)	(8)	33
Structured finance	290	(14)	(7)	269
Total	$501	$1	$(54)	$448
____________________

(1)	The Company paid $6 million and $5 million in LAE for the years ended December 31, 2017 and 2016, respectively.

(2)	Includes expected LAE to be paid of $6 million as of December 31, 2017 and $4 million as of December 31, 2016.

The following table presents the present value of net expected loss to be paid and the net economic loss development for all contracts by accounting model.

Net Expected Loss to be Paid (Recovered) and
Net Economic Loss Development (Benefit)
By Accounting Model

	Net Expected Loss to be Paid (Recovered)		Net Economic Loss Development (Benefit)
	As of December 31, 2017	As of December 31, 2016	Year Ended December 31, 2017	Year Ended December 31, 2016
	(in millions)
Financial guaranty insurance	$385	$445	$12	$7
Credit derivatives (1) and other	(2)	3	(5)	(6)
Total	$383	$448	$7	$1
___________________
(1)    Refer to Note 7, Contracts Accounted for as Credit Derivatives.

Selected U.S. Public Finance Transactions

The Company reinsures general obligation bonds of the Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations aggregating $1.1 billion net par as of December 31, 2017, all of which are BIG. For additional information regarding the Company's exposure to general obligations of Commonwealth of Puerto Rico and various obligations of its related authorities and public corporations, see "Exposure to Puerto Rico" in Note 3, Outstanding Exposure.

On February 25, 2015, a plan of adjustment resolving the bankruptcy filing of the City of Stockton, California under chapter 9 of the U.S. Bankruptcy Code became effective. As of December 31, 2017, the Company's net assumed par subject to the plan consists of $51 million of pension obligation bonds. As part of the plan adjustment, the City will repay any claims paid on the pension obligation bonds from certain fixed payments and certain variable payments contingent on the City's revenue growth.

The Company projects that its total net expected loss across its troubled U.S. public finance exposures as of December 31, 2017, including those mentioned above, will be $231 million, compared with a net expected loss of $174 million as of December 31, 2016. Economic loss development in 2017 was $120 million, which was primarily attributable to Puerto Rico exposures.

Selected Non - U.S. Public Finance Transactions

The Company reinsures exposures with sub-sovereign exposure to various Spanish and Portuguese issuers where a Spanish and Portuguese sovereign default may cause the sub-sovereigns also to default. The Company's exposure to these Spanish and Portuguese exposures is $40 million and $1 million, respectively. The Company rates all of these exposures BIG due to the financial condition of Spain and Portugal and their dependence on the sovereign. The Company's Hungary exposure is to infrastructure bonds dependent on payments from Hungarian governmental entities. The Company's exposure to these Hungarian exposures is $37 million, all of which is rated BIG.

These transactions had expected loss to be paid of $4 million as of December 31, 2017, compared with $5 million as of December 31, 2016. The economic benefit of approximately $1 million during 2017 was due mainly to the improved internal outlook of certain European sovereigns and sub-sovereign entities.

U.S. RMBS

The Company projects losses on its assumed U.S. RMBS on a transaction-by-transaction basis by projecting the performance of the underlying pool of mortgages over time and then applying the structural features (i.e., payment priorities and tranching) of the RMBS and any expected R&W recoveries/payables to the projected performance of the collateral over time. The resulting projected claim payments or reimbursements are then discounted using risk-free rates.

The further behind a mortgage borrower falls in making payments, the more likely it is that he or she will default. The rate at which borrowers from a particular delinquency category (number of monthly payments behind) eventually default is referred to as the “liquidation rate.” The Company derives its liquidation rate assumptions from observed roll rates, which are the rates at which loans progress from one delinquency category to the next and eventually to default and liquidation. The Company applies liquidation rates to the mortgage loan collateral in each delinquency category and makes certain timing assumptions to project near-term mortgage collateral defaults from loans that are currently delinquent.

Mortgage borrowers that are not more than one payment behind (generally considered performing borrowers) have demonstrated an ability and willingness to pay throughout the recession and mortgage crisis, and as a result are viewed as less likely to default than delinquent borrowers. Performing borrowers that eventually default will also need to progress through delinquency categories before any defaults occur. The Company projects how many of the currently performing loans will default and when they will default, by first converting the projected near term defaults of delinquent borrowers derived from liquidation rates into a vector of conditional default rates (CDR), then projecting how the CDR will develop over time. Loans that are defaulted pursuant to the CDR after the near-term liquidation of currently delinquent loans represent defaults of currently performing loans and projected re-performing loans. A CDR is the outstanding principal amount of defaulted loans liquidated in the current month divided by the remaining outstanding amount of the whole pool of loans (or collateral pool balance). The collateral pool balance decreases over time as a result of scheduled principal payments, partial and whole principal prepayments, and defaults.

In order to derive collateral pool losses from the collateral pool defaults it has projected, the Company applies a loss severity. The loss severity is the amount of loss the transaction experiences on a defaulted loan after the application of net proceeds from the disposal of the underlying property. The Company projects loss severities by sector and vintage based on its experience to date. The Company continues to update its evaluation of these loss severities as new information becomes available.

Ceding companies had been enforcing claims for breaches of R&W regarding the characteristics of the loans included in the collateral pools. The Company calculates R&W recoveries and payables to include in its cash flow projections based on agreements the affiliated ceding companies have with R&W providers.

The Company projects the overall future cash flow from a collateral pool by adjusting the payment stream from the principal and interest contractually due on the underlying mortgages for the collateral losses it projects as described above; assumed voluntary prepayments; and servicer advances. The Company then applies an individual model of the structure of the transaction to the projected future cash flow from that transaction’s collateral pool to project the Company’s future claims and claim reimbursements for that individual transaction. Finally, the projected claims and reimbursements are discounted using risk-free rates. The Company runs several sets of assumptions regarding mortgage collateral performance, or scenarios, and probability weights them.

The Company's RMBS loss projection methodology assumes that the housing and mortgage markets will continue improving. Each period the Company makes a judgment as to whether to change the assumptions it uses to make RMBS loss projections based on its observation during the period of the performance of its insured transactions (including early stage delinquencies, late stage delinquencies and loss severity) as well as the residential property market and economy in general, and, to the extent it observes changes, it makes a judgment as whether those changes are normal fluctuations or part of a trend.

U.S. RMBS Loss Projections

Based on its observation during the period of the performance of its insured transactions (including delinquencies, liquidation rates and loss severities) as well as the residential property market and economy in general, the Company chose to make the changes to the assumptions it uses to project RMBS losses shown in the tables of assumptions in the sections below. In 2017 the economic benefit was $2 million for first lien U.S. RMBS and $10 million for second lien U.S. RMBS. In 2016 the economic benefit was $8 million for first lien U.S. RMBS and loss development of $1 million for second lien U.S. RMBS.

U.S. First Lien RMBS Loss Projections: Alt-A First Lien, Option ARM, Subprime and Prime

The majority of projected losses in first lien RMBS transactions are expected to come from non-performing mortgage loans (those that are or in the past twelve months have been two or more payments behind, have been modified, are in foreclosure, or have been foreclosed upon). Changes in the amount of non-performing loans from the amount projected in the previous period are one of the primary drivers of loss development in this portfolio. In order to determine the number of defaults resulting from these delinquent and foreclosed loans, the Company applies a liquidation rate assumption to loans in each of various non-performing categories. The Company arrived at its liquidation rates based on data purchased from a third party provider and assumptions about how delays in the foreclosure process and loan modifications may ultimately affect the rate at which loans are liquidated. Each quarter the Company reviews the most recent twelve months of this data and (if necessary) adjusts its liquidation rates based on its observations. The following table shows liquidation assumptions for various non-performing categories.

First Lien Liquidation Rates

	December 31, 2017	December 31, 2016
Delinquent/Modified in the Previous 12 Months
Alt A and Prime	20%	25%
Option ARM	20	25
Subprime	20	25
30 – 59 Days Delinquent
Alt A and Prime	30	35
Option ARM	35	35
Subprime	40	40
60 – 89 Days Delinquent
Alt A and Prime	40	45
Option ARM	50	50
Subprime	50	50
90+ Days Delinquent
Alt A and Prime	55	55
Option ARM	60	55
Subprime	55	55
Bankruptcy
Alt A and Prime	45	45
Option ARM	50	50
Subprime	40	40
Foreclosure
Alt A and Prime	65	65
Option ARM	70	65
Subprime	65	65
Real Estate Owned
All	100	100

While the Company uses liquidation rates as described above to project defaults of non-performing loans (including current loans modified or delinquent within the last 12 months), it projects defaults on presently current loans by applying a CDR trend. The start of that CDR trend is based on the defaults the Company projects will emerge from currently nonperforming, recently nonperforming and modified loans. The total amount of expected defaults from the non-performing loans is translated into a constant CDR (i.e., the CDR plateau), which, if applied for each of the next 36 months, would be sufficient to produce approximately the amount of defaults that were calculated to emerge from the various delinquency categories. The CDR thus calculated individually on the delinquent collateral pool for each RMBS is then used as the starting point for the CDR curve used to project defaults of the presently performing loans.

In the most heavily weighted scenario (the base case), after the initial 36-month CDR plateau period, each transaction’s CDR is projected to improve over 12 months to an intermediate CDR (calculated as 20% of its CDR plateau); that intermediate CDR is held constant for 36 months and then trails off in steps to a final CDR of 5% of the CDR plateau. In the base case, the Company assumes the final CDR will be reached 5.5 years after the initial 36-month CDR plateau period. Under the Company’s methodology, defaults projected to occur in the first 36 months represent defaults that can be attributed to loans that were modified or delinquent in the last 12 months or that are currently delinquent or in foreclosure, while the defaults projected to occur using the projected CDR trend after the first 36 month period represent defaults attributable to borrowers that are currently performing or are projected to reperform.

Another important driver of loss projections is loss severity, which is the amount of loss the transaction incurs on a loan after the application of net proceeds from the disposal of the underlying property. Loss severities experienced in first lien transactions have reached historically high levels, and the Company is assuming in the base case that these high levels generally will continue for another 18 months. The Company determines its initial loss severity based on actual recent experience. Each quarter the Company reviews available data and (if necessary) adjusts its severities based on its observations. The Company then assumes that loss severities begin returning to levels consistent with underwriting assumptions beginning after the initial 18 month period, declining to 40% in the base case over 2.5 years.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions used in the calculation of expected loss to be paid for individual transactions for first lien U.S. RMBS.

Key Assumptions in Base Case Expected Loss Estimates
First Lien RMBS

	As of December 31, 2017				As of December 31, 2016
	Range			Weighted Average	Range			Weighted Average
Alt-A First Lien
Plateau CDR	2.2%	-	9.8%	5.3%	2.8%	-	13.5%	5.9%
Final CDR	0.1%	-	0.5%	0.3%	0.1%	-	0.7%	0.3%
Initial loss severity:
2005 and prior	60%				60%
2006	80%				80%
2007+	70%				70%
Option ARM
Plateau CDR	2.5%	-	8.0%	5.9%	3.2%	-	7.0%	5.6%
Final CDR	0.1%	-	0.4%	0.3%	0.2%	-	0.3%	0.3%
Initial loss severity:
2005 and prior	60%				60%
2006	70%				70%
2007+	75%				75%
Subprime
Plateau CDR	3.0%	-	18.7%	7.8%	2.8%	-	19.5%	8.1%
Final CDR	0.2%	-	0.9%	0.4%	0.1%	-	1.0%	0.4%
Initial loss severity:
2005 and prior	80%				80%
2006	90%				90%
2007+	95%				90%

The rate at which the principal amount of loans is voluntarily prepaid may impact both the amount of losses projected (since that amount is a function of the CDR, the loss severity and the loan balance over time) as well as the amount of excess spread (the amount by which the interest paid by the borrowers on the underlying loan exceeds the amount of interest owed on the insured obligations). The assumption for the voluntary conditional prepayment rate (CPR) follows a similar pattern to that of the CDR. The current level of voluntary prepayments is assumed to continue for the plateau period before gradually increasing over 12 months to the final CPR, which is assumed to be 15% in the base case. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. These CPR assumptions are the same as those the Company used for December 31, 2016.

In estimating expected losses, the Company modeled and probability weighted sensitivities for first lien transactions by varying its assumptions of how fast a recovery is expected to occur. One of the variables used to model sensitivities was how quickly the CDR returned to its modeled equilibrium, which was defined as 5% of the initial CDR. The Company also stressed CPR and the speed of recovery of loss severity rates. The Company probability weighted a total of five scenarios as of December 31, 2017.

Total expected loss to be paid on all first lien U.S. RMBS was $11 million and $14 million as of December 31, 2017 and December 31, 2016, respectively. The Company used a similar approach to establish its pessimistic and optimistic scenarios as of December 31, 2017 as it used as of December 31, 2016, increasing and decreasing the periods of stress from those used in the base case.

In the Company's most stressful scenario where loss severities were assumed to rise and then recover over nine years and the initial ramp-down of the CDR was assumed to occur over 15 months, expected loss to be paid would increase from current projections by approximately $4 million for all first lien U.S. RMBS transactions.

In the Company's least stressful scenario where the CDR plateau was six months shorter (30 months, effectively assuming that liquidation rates would improve) and the CDR recovery was more pronounced, (including an initial ramp-down of the CDR over nine months), expected loss to be paid would decrease from current projections by approximately $2 million for all first lien U.S. RMBS transactions.

U.S. Second Lien RMBS Loss Projections

Second lien RMBS transactions include both home equity lines of credit (HELOC) and closed end second lien mortgages. The Company believes the primary variable affecting its expected losses in second lien RMBS transactions is the amount and timing of future losses in the collateral pool supporting the transactions. Expected losses are also a function of the structure of the transaction, the voluntary prepayment rate (typically also referred to as CPR of the collateral); the interest rate environment; and assumptions about loss severity.

In second lien transactions the projection of near-term defaults from currently delinquent loans is relatively straightforward because loans in second lien transactions are generally “charged off” (treated as defaulted) by the securitization’s servicer once the loan is 180 days past due. The Company estimates the amount of loans that will default over the next six months by calculating current representative liquidation rates. Similar to first liens, the Company then calculates a CDR for six months, which is the period over which the currently delinquent collateral is expected to be liquidated. That CDR is then used as the basis for the plateau CDR period that follows the embedded plateau losses.

For the base case scenario, the CDR (the plateau CDR) was held constant for six months. Once the plateau period has ended, the CDR is assumed to gradually trend down in uniform increments to its final long-term steady state CDR. (The long-term steady state CDR is calculated as the constant CDR that would have yielded the amount of losses originally expected at underwriting.) In the base case scenario, the time over which the CDR trends down to its final CDR is 28 months. Therefore, the total stress period for second lien transactions is 34 months, comprising six months of delinquent data and 28 months of decrease to the steady state CDR, the same as of December 31, 2016.

HELOC loans generally permit the borrower to pay only interest for an initial period (often ten years) and, after that period, require the borrower to make both the monthly interest payment and a monthly principal payment. This causes the borrower's total monthly payment to increase, sometimes substantially, at the end of the initial interest-only period. In the prior periods, as the HELOC loans underlying the Company's insured HELOC transactions reached their principal amortization period, the Company incorporated an assumption that a percentage of loans reaching their principal amortization periods would default around the time of the payment increase.

Most of the HELOC loans underlying the Company's reinsured HELOC transactions are now past their interest only reset date, although a significant number of HELOC loans were modified to extend the interest only period for another five years. As a result, in 2017, the Company eliminated the CDR increase that was applied when such loans reached their principal amortization period. In addition, based on the average performance history, starting in third quarter 2017, the Company applied a CDR floor of 2.5% for the future steady state CDR on all its HELOC transactions and reduced the liquidation rate assumption for selected delinquency categories.

When a second lien loan defaults, there is generally a very low recovery. The Company assumed as of December 31, 2017 that it will generally recover only 2% of future defaulting collateral at the time of charge-off, with additional amounts of post charge-off recoveries assumed to come in over time. This is the same assumption used as of December 31, 2016.

The rate at which the principal amount of loans is prepaid may impact both the amount of losses projected as well as the amount of excess spread. In the base case, an average CPR (based on experience of the past year) is assumed to continue until the end of the plateau before gradually increasing to the final CPR over the same period the CDR decreases. The final CPR is assumed to be 15% for second lien transactions (in the base case), which is lower than the historical average but reflects the Company’s continued uncertainty about the projected performance of the borrowers in these transactions. For transactions where the initial CPR is higher than the final CPR, the initial CPR is held constant and the final CPR is not used. This pattern is generally consistent with how the Company modeled the CPR as of December 31, 2016. To the extent that prepayments differ from projected levels it could materially change the Company’s projected excess spread and losses.

In estimating expected losses, the Company modeled and probability weighted five possible CDR curves applicable to the period preceding the return to the long-term steady state CDR. The Company used five scenarios at December 31, 2017 and December 31, 2016. The Company believes that the level of the elevated CDR and the length of time it will persist and the ultimate prepayment rate are the primary drivers behind the likely amount of losses the collateral will suffer.

The Company continues to evaluate the assumptions affecting its modeling results. The Company believes the most important driver of its projected second lien RMBS losses is the performance of its HELOC transactions. Total expected loss to be paid on all second lien U.S. RMBS was $9 million and $15 million as of December 31, 2017 and December 31, 2016, respectively.

The following table shows the range as well as the average, weighted by outstanding net insured par, for key assumptions for the calculation of expected loss to be paid for individual transactions for HELOCs.

Key Assumptions in Base Case Expected Loss Estimates
HELOCs

	As of December 31, 2017				As of December 31, 2016
	Range			Weighted Average	Range			Weighted Average
Plateau CDR	2.7%	-	25.7%	11.5%	3.5%	-	45.9%	13.6%
Final CDR trended down to	2.5%	-	3.2%	2.5%	0.5%	-	3.2%	1.2%
Liquidation rates:
Delinquent/Modified in the Previous 12 Months	20%				25%
30 – 59 Days Delinquent	45				50
60 – 89 Days Delinquent	60				65
90+ Days Delinquent	75				80
Bankruptcy	55				55
Foreclosure	70				75
Real Estate Owned	100				100
Loss severity	98				98

The Company’s base case assumed a six month CDR plateau and a 28 month ramp-down (for a total stress period of 34 months). The Company also modeled a scenario with a longer period of elevated defaults and another with a shorter period of elevated defaults. Increasing the CDR plateau to eight months and increasing the ramp-down by three months to 31 months (for a total stress period of 39 months) would increase the expected loss by approximately $1 million for HELOC transactions. On the other hand, reducing the CDR plateau to four months and decreasing the length of the CDR ramp-down to 25 months (for a total stress period of 29 months), and lowering the ultimate prepayment rate to 10% would decrease the expected loss by approximately $1 million for HELOC transactions.

Breaches of Representations and Warranties

As of December 31, 2017, the Company had a net R&W receivable of $2 million from R&W counterparties, compared to an R&W receivable of $3 million as of December 31, 2016.

Triple-X Life Insurance Transactions

The Company had $1.4 billion of net par exposure to financial guaranty triple-X life insurance transactions as of December 31, 2017, of which $634 million in net par is rated BIG. The triple-X life insurance transactions are based on discrete blocks of individual life insurance business. In older vintage triple-X life insurance transactions, which include the BIG-rated transactions, the amounts raised by the sale of the notes reinsured by the Company were used to capitalize a special purpose vehicle that provides reinsurance to a life insurer or reinsurer. The amounts have been invested since inception in accounts managed by third-party investment managers. In the case of the BIG-rated transactions, material amounts of their assets were invested in U.S. RMBS. The Company projects that its total net expected loss across its troubled triple-X exposures as of December 31, 2017, will be $91 million, compared with a net expected loss of $207 million as of December 31, 2016. The economic benefit during 2017 is due primarily to a settlement reached by an affiliated ceding company with the former investment manager of the BIG transactions.

Other Structured Finance

The Company has reinsured $0.5 billion net par of student loan securitizations issued by private issuers and that it classifies as structured finance. Of this amount, $112 million is rated BIG. The Company is projecting approximately $37 million of net expected loss to be paid on these transactions. In general, the losses are due to: (i) the poor credit performance of private student loan collateral and high loss severities, or (ii) high interest rates on auction rate securities with respect to which the auctions have failed. The economic development during 2017 was approximately $5 million, which was driven primarily by changes in discount rates during 2017.

Recovery Litigation

In the ordinary course of their respective businesses, the affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future.

Public Finance Transactions

The affiliated ceding companies have asserted claims in a number of legal proceedings in connection with its exposure to Puerto Rico. See Note 3, Outstanding Exposure, for a discussion of the Company's exposure to Puerto Rico and related recovery litigation being pursued by the Company.

5.	Contracts Accounted for as Insurance

Premiums

The portfolio of outstanding exposures discussed in Note 3, Outstanding Exposure, includes contracts that meet the definition of insurance contracts and contracts that meet the definition of a derivative. Amounts presented in this note relate to insurance contracts. Please refer to Note 7, Contracts Accounted for as Credit Derivatives for amounts that relate to CDS.

Accounting Policies

Accounting for financial guaranty contracts that meet the scope exception under derivative accounting guidance are subject to industry specific guidance for financial guaranty insurance. The accounting for contracts that fall under the financial guaranty insurance definition are consistent whether the contract was written on a direct basis, assumed from another financial guarantor under a reinsurance treaty, or ceded to another insurer under a reinsurance treaty.

Premiums receivable comprise the present value of contractual or expected future premium collections discounted using risk-free rates. Unearned premium reserve represents unearned premium revenue that has not yet been recognized in the statement of operations.

The amount of unearned premium reserve at contract inception is determined as follows:

•
For premiums received upfront on financial guaranty insurance contracts that were originally underwritten by the Company, unearned premium reserve is equal to the amount of cash received. Upfront premiums typically relate to public finance transactions.

•
For premiums received in installments on financial guaranty insurance contracts that were originally underwritten or assumed by the Company, unearned premium reserve is the present value of either (1) contractual premiums due or (2) in cases where the underlying collateral is comprised of homogeneous pools of assets, the expected premiums to be collected over the life of the contract. To be considered a homogeneous pool of assets prepayments must be contractually allowable, the amount of prepayments must be probable, and the timing and amount of prepayments must be reasonably estimable. When the Company adjusts prepayment assumptions or expected premium collections, an adjustment is recorded to the unearned premium reserve, with a corresponding adjustment to the premium receivable. Premiums receivable are discounted at the risk-free rate at inception and such discount rate is updated only when changes to prepayment assumptions are made that change the expected date of final maturity. Installment premiums typically relate to structured finance transactions, where the insurance premium rate is determined at the inception of the contract but the insured par is subject to prepayment throughout the life of the transaction.

The Company recognizes unearned premium reserve as earned premium over the contractual period or expected period of the contract in proportion to the amount of insurance protection provided. As premium revenue is recognized, a corresponding decrease to the unearned premium reserve is recorded. The amount of insurance protection provided is a function of the insured principal amount outstanding. Accordingly, the proportionate share of premium revenue recognized in a given reporting period is a constant rate calculated based on the relationship between the insured principal amounts outstanding in the reporting period compared with the sum of each of the insured principal amounts outstanding for all periods. When an insured financial obligation is retired before its maturity, the financial guaranty insurance contract is extinguished. Any nonrefundable unearned premium reserve related to that contract is accelerated and recognized as premium revenue. When a premium receivable balance is deemed uncollectible, it is written off to bad debt expense.

For assumed reinsurance contracts, net earned premiums reported in the Company's consolidated statements of operations are calculated based upon data received from ceding companies, however, some ceding companies report premium data between 30 and 90 days after the end of the reporting period. The Company estimates net earned premiums for the lag period.  Differences between such estimates and actual amounts are recorded in the period in which the actual amounts are determined. When installment premiums are related to assumed reinsurance contracts, the Company assesses the credit quality and liquidity of the ceding companies and the impact of any potential regulatory constraints to determine the collectability of such amounts.

Unearned premium reserve ceded to reinsurers (ceded unearned premium reserve) is recorded as an asset. Direct, assumed and ceded earned premium revenue are presented together as net earned premiums in the statement of operations, and comprise the following:

Net Earned Premiums

	Year Ended December 31,
	2017	2016
	(in millions)
Scheduled net earned premiums	$74	$78
Accelerations
Refundings	63	71
Terminations	1	9
Total Accelerations	64	80
Accretion of discount on net premiums receivable	4	4
Other	2	0
Net earned premiums	$144	$162

Gross Premium Receivable,
Net of Commissions on Assumed Business
Roll Forward

	Year Ended December 31,
	2017	2016
	(in millions)
December 31,	$160	$187
FG insurance
Gross written premiums, net of commissions on assumed business	85	51
Gross premiums received, net of commissions on assumed business	(74)	(54)
Adjustments:
Changes in the expected term	(8)	(20)
Accretion of discount, net of commissions on assumed business	2	1
Foreign exchange translation	6	(5)
Subtotal	171	160
Other	1	0
December 31,	$172	$160

Foreign exchange translation relates to installment premiums receivable denominated in currencies other than the U.S. dollar. Approximately 37% and 23% of installment premiums at December 31, 2017 and 2016, respectively, are denominated in currencies other than the U.S. dollar, primarily the euro and pound sterling.

The timing and cumulative amount of actual collections may differ from expected collections in the tables below due to factors such as foreign exchange rate fluctuations, counterparty collectability issues, accelerations, commutations and changes in expected lives.

Expected Collections of
Financial Guaranty Insurance Gross Premiums Receivable,
Net of Commissions on Assumed Business
(Undiscounted)

As of December 31, 2017
(in millions)
2018 (January 1 – March 31)	$26
2018 (April 1 – June 30)	4
2018 (July 1 – September 30)	4
2018 (October 1 – December 31)	4
2019	15
2020	14
2021	13
2022	12
2023-2027	46
2028-2032	31
2033-2037	20
After 2037	22
Total	$211

Scheduled Financial Guaranty Insurance Net Earned Premiums

As of December 31, 2017
(in millions)
2018 (January 1 – March 31)	$17
2018 (April 1 – June 30)	17
2018 (July 1 – September 30)	16
2018 (October 1 – December 31)	16
Subtotal 2018	66
2019	58
2020	54
2021	51
2022	47
2023-2027	192
2028-2032	136
2033-2037	78
After 2037	74
Net unearned premium reserve (1)	756
Future accretion	52
Total future net earned premiums	$808
____________________

(1)	Excludes non-financial guaranty business net earned premium of $9 million.

Selected Information for Financial Guaranty Insurance
Policies Paid in Installments

	As of December 31, 2017	As of December 31, 2016
	(dollars in millions)
Premiums receivable, net of commission payable	$171	$160
Gross unearned premium reserve	224	206
Weighted‑average risk-free rate used to discount premiums	2.7%	3.1%
Weighted‑average period of premiums receivable (in years)	9.6	8.4

Financial Guaranty Insurance Acquisition Costs

Accounting Policy

Policy acquisition costs that are directly related and essential to successful insurance contract acquisition, as well as ceding commission income on ceded reinsurance contracts are deferred and reported net. Amortization of deferred policy acquisition costs includes the accretion of discount on ceding commission receivable and payable.

Capitalized policy acquisition costs include expenses such as ceding commission expense on assumed reinsurance contracts and the cost of underwriting personnel attributable to successful underwriting efforts. Ceding commission expense on assumed reinsurance contracts and ceding commission income on ceded reinsurance contracts that are associated with premiums received in installments are calculated at their contractually defined commission rates, discounted consistent with premiums receivable for all future periods, and included in deferred acquisition costs (DAC), with a corresponding offset to net premiums receivable or reinsurance balances payable. Management uses its judgment in determining the type and amount of costs to be deferred. The Company conducts an annual study to determine which operating costs qualify for deferral. Costs incurred for soliciting potential customers, market research, training, administration, unsuccessful acquisition efforts, and product development as well as all overhead type costs are charged to expense as incurred. DAC is amortized in proportion to net earned premiums. When an insured obligation is retired early, the remaining related DAC is recognized at that time.

Expected losses and LAE, investment income, and the remaining costs of servicing the insured or reinsured business, are considered in determining the recoverability of DAC.

Rollforward of
Deferred Acquisition Costs

	Year Ended December 31,
	2017	2016
	(in millions)
December 31,	$238	$265
Ceded commissions deferred	38	19
Costs amortized during the period	(42)	(46)
December 31,	$234	$238

Financial Guaranty Insurance Losses

Accounting Policies

Loss and LAE Reserve

Loss and LAE reserve reported on the balance sheet relates only to direct and assumed reinsurance contracts that are accounted for as insurance, substantially all of which are financial guaranty insurance contracts. The corresponding reserve ceded to reinsurers is reported as reinsurance recoverable on unpaid losses. As discussed in Note 6, Fair Value Measurement, contracts that meet the definition of a derivative, are recorded separately at fair value.

Under financial guaranty insurance accounting, the sum of unearned premium reserve and loss and LAE reserve represents the Company's stand-ready obligation. At contract inception, the entire stand-ready obligation is represented by unearned premium reserve. A loss and LAE reserve for an insurance contract is recorded only to the extent, and for the amount, that expected loss to be paid exceeds the unearned premium reserve on a contract by contract basis. As a result, the Company has expected loss to be paid that has not yet been expensed. Such amounts will be recognized in future periods as unearned premium reserve amortizes into income.

Salvage and Subrogation Recoverable

When the Company becomes entitled to the cash flow from the underlying collateral of an insured exposure under salvage and subrogation rights as a result of a claim payment or estimated future claim payment, it reduces the expected loss to be paid on the contract. Such reduction in expected loss to be paid can result in one of the following:

•	a reduction in the corresponding loss and LAE reserve with a benefit to the income statement,

•	no entry recorded, if expected loss to be paid is not in excess of unearned premium reserve, or

•	the recording of a salvage asset with a benefit to the income statement if the transaction is in a net recovery position at the reporting date.

To the extent that the estimated amount of recoveries increases or decreases, due to changes in facts and circumstances, the Company would recognize a benefit or expense consistent with how changes in the expected recovery of all other claim payments are recorded.

Expected Loss to be Expensed

Expected loss to be expensed represents past or expected future net claim payments that have not yet been expensed. Such amounts will be expensed in future periods as unearned premium reserve amortizes into income on financial guaranty insurance policies. Expected loss to be expensed is the Company's projection of incurred losses that will be recognized in future periods, excluding accretion of discount.

Insurance Contracts' Loss Information

The following table provides information on net reserve (salvage), comprised of loss and LAE reserves and salvage and subrogation recoverable, both net of reinsurance. The Company used risk-free rates for U.S. dollar denominated financial guaranty insurance obligations that ranged from 0.0% to 2.78% with a weighted average of 2.46% as of December 31, 2017 and 0.0% to 3.23% with a weighted average of 2.87% as of December 31, 2016.

Net Reserve (Salvage)

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Public finance:
U.S. public finance	$211	$152
Non-U.S public finance	4	5
Public finance	215	157
Structured finance:
U.S. RMBS	17	21
Triple-X life insurance transactions	82	195
Other structured finance	38	35
Structured finance	137	251
Total	$352	$408

Components of Net Reserves (Salvage)

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Loss and LAE reserve, net	$389	$431
Salvage and subrogation recoverable	(37)	(23)
Net reserves (salvage)	$352	$408

The table below provides a reconciliation of net expected loss to be paid to net expected loss to be expensed. Expected loss to be paid differs from expected loss to be expensed primarily due to: (i)  salvage and subrogation recoverable for transactions that are in a net recovery position where the Company has not yet received recoveries on claims previously paid (and therefore recognized in income but not yet received), and (ii) loss reserves that have already been established (and therefore expensed but not yet paid).

Reconciliation of Net Expected Loss to be Paid and
Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2017
(in millions)
Net expected loss to be paid - financial guaranty insurance	$385
Salvage and subrogation recoverable	37
Contra-paid, net (1)	1
Loss and LAE reserve - financial guaranty insurance contracts, net of reinsurance	(389)
Net expected loss to be expensed (present value)	$34
____________________
(1)    Contra paid reflects claim payments that are recorded when there is no loss and LAE reserve on a contract.

The following table provides a schedule of the expected timing of net expected losses to be expensed. The amount and timing of actual loss and LAE may differ from the estimates shown below due to factors such as accelerations, commutations, changes in expected lives and updates to loss estimates.

Net Expected Loss to be Expensed
Financial Guaranty Insurance Contracts

As of December 31, 2017
(in millions)
2018 (January 1 – March 31)	$1
2018 (April 1 – June 30)	1
2018 (July 1 – September 30)	1
2018 (October 1 – December 31)	0
Subtotal 2018	3
2019	3
2020	2
2021	2
2022	2
2023-2027	9
2028-2032	7
2033-2037	4
After 2037	2
Net expected loss to be expensed	34
Future accretion	92
Total expected future loss and LAE	$126

The following table presents the loss and LAE recorded in the consolidated statements of operations by sector for insurance contracts. Amounts presented are net of reinsurance.

Loss and LAE
Reported on the
Consolidated Statements of Operations

	Year Ended December 31,
	2017	2016
	(in millions)
Public finance:
U.S. public finance	$123	$54
Non-U.S public finance	(1)	(1)
Public finance	122	53
Structured finance:
U.S. RMBS	(5)	5
Triple-X life insurance transactions	(104)	4
Other structured finance	3	(12)
Structured finance	(106)	(3)
Loss and LAE	$16	$50

The following table provides information on financial guaranty insurance contracts categorized as BIG.

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2017

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	87	21	99	207
Remaining weighted-average contract period (in years)	8.5	15.2	11.4	10.8
Outstanding exposure:
Principal	$892	$230	$1,801	$2,923
Interest	364	176	697	1,237
Total	$1,256	$406	$2,498	$4,160
Expected cash outflows (inflows)	$38	$57	$822	$917
Potential recoveries (2)	(33)	(14)	(393)	(440)
Subtotal	5	43	429	477
Discount	2	(13)	(81)	(92)
Present value of expected cash flows	$7	$30	$348	$385
Unearned premium reserve	$11	$6	$24	$41
Reserves (salvage)	$3	$25	$324	$352

Financial Guaranty Insurance BIG Transaction Loss Summary
As of December 31, 2016

	BIG Categories
	BIG 1	BIG 2	BIG 3	Total
	(dollars in millions)
Number of risks(1)	79	33	99	211
Remaining weighted‑average contract period (in years)	9.1	13.7	13.0	12.1
Outstanding exposure:
Principal	$833	$828	$1,460	$3,121
Interest	374	583	451	1,408
Total	$1,207	$1,411	$1,911	$4,529
Expected cash outflows (inflows)	$21	$233	$555	$809
Potential recoveries (2)	(31)	(5)	(87)	(123)
Subtotal	(10)	228	468	686
Discount	6	(67)	(180)	(241)
Present value of expected cash flows	$(4)	$161	$288	$445
Unearned premium reserve	$8	$16	$18	$42
Reserves (salvage)	$(8)	$146	$269	$407
_____________________

(1)	A risk represents the aggregate of the financial guaranty policies that share the same revenue source for purposes of making debt service payments.

(2)	Includes excess spread.

Ratings Impact on Financial Guaranty Business

A downgrade of one of the ceding companies may result in increased claims under financial guaranties reinsured by the Company, if the insured obligors were unable to pay.

For example, AGM has issued financial guaranty insurance policies in respect of the obligations of municipal obligors under interest rate swaps. AGM insures periodic payments owed by the municipal obligors to the bank counterparties. In certain cases, AGM also insures termination payments that may be owed by the municipal obligors to the bank counterparties. If (i) AGM has been downgraded below the rating trigger set forth in a swap under which it has insured the termination payment, which rating trigger varies on a transaction by transaction basis; (ii) the municipal obligor has the right to cure by, but has failed in, posting collateral, replacing AGM or otherwise curing the downgrade of AGM; (iii) the transaction documents include as a condition that an event of default or termination event with respect to the municipal obligor has occurred, such as the rating of the municipal obligor being downgraded past a specified level, and such condition has been met; (iv) the bank counterparty has elected to terminate the swap; (v) a termination payment is payable by the municipal obligor; and (vi) the municipal obligor has failed to make the termination payment payable by it, then AGM would be required to pay the termination payment due by the municipal obligor, in an amount not to exceed the policy limit set forth in the financial guaranty insurance policy. At AGM's current financial strength ratings, if the conditions giving rise to the obligation of AGM to make a termination payment under the swap termination policies were all satisfied, then the Company could pay claims in an amount not exceeding approximately $6 million in respect of such termination payments. Taking into consideration whether the rating of the municipal obligor is below any applicable specified trigger, if the financial strength ratings of AGM were further downgraded below "A" by S&P or below "A2" by Moody's Investors Service, Inc. (Moody's), and the conditions giving rise to the obligation of AGM to make a payment under the swap policies were all satisfied, then the Company could pay claims in an additional amount not exceeding approximately $13 million in respect of such termination payments.

As another example, with respect to variable rate demand obligations (VRDOs) for which a bank has agreed to provide a liquidity facility, a downgrade of AGM or AGC may provide the bank with the right to give notice to bondholders that the bank will terminate the liquidity facility, causing the bondholders to tender their bonds to the bank. Bonds held by the bank accrue interest at a “bank bond rate” that is higher than the rate otherwise borne by the bond (typically the prime rate plus 2.00% — 3.00%, and capped at the lesser of 25% and the maximum legal limit). In the event the bank holds such bonds for longer than a specified period of time, usually 90-180 days, the bank has the right to demand accelerated repayment of bond principal, usually through payment of equal installments over a period of not less than five years. In the event that a municipal obligor is unable to pay interest accruing at the bank bond rate or to pay principal during the shortened amortization period, a claim could be submitted to AGM or AGC under its financial guaranty policy. As of December 31, 2017, the Company had assumed exposure of approximately $0.9 billion net par of VRDOs, of which approximately $10 million of net par constituted VRDOs issued by municipal obligors rated BBB- or lower pursuant to Company's internal rating. The specific terms relating to the rating levels that trigger the bank’s termination right, and whether it is triggered by a downgrade by one rating agency or a downgrade by all rating agencies then rating the insurer, vary depending on the transaction.

6.	Fair Value Measurement

The Company carries all of its investment portfolio and its credit derivatives at fair value. Fair value is defined as the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date (i.e., exit price). The price represents the price available in the principal market for the asset or liability. If there is no principal market, then the price is based on a hypothetical market that maximizes the value received for an asset or minimizes the amount paid for a liability (i.e., the most advantageous market).

Fair value is based on quoted market prices, where available. If listed prices or quotes are not available, fair value is based on either internally developed models that primarily use, as inputs, market-based or independently sourced market parameters, including but not limited to yield curves, interest rates and debt prices or with the assistance of an independent third-party using a discounted cash flow approach and the third party’s proprietary pricing models. In addition to market information, models also incorporate transaction details, such as maturity of the instrument and contractual features designed to reduce the Company’s credit exposure, such as collateral rights as applicable.

Valuation adjustments may be made to ensure that financial instruments are recorded at fair value. These adjustments include amounts to reflect counterparty credit quality, the Company’s creditworthiness, and constraints on liquidity. As markets and products develop and the pricing for certain products becomes more or less transparent, the Company may refine its methodologies and assumptions. During 2017, no changes were made to the Company’s valuation models that had or are expected to have, a material impact on the Company’s consolidated balance sheets or statements of operations and comprehensive income.

The Company’s methods for calculating fair value produce a fair value that may not be indicative of net realizable value or reflective of future fair values. The use of different methodologies or assumptions to determine fair value of certain financial instruments could result in a different estimate of fair value at the reporting date.

The categorization within the fair value hierarchy is determined based on whether the inputs to valuation techniques used to measure fair value are observable or unobservable. Observable inputs reflect market data obtained from independent sources, while unobservable inputs reflect Company estimates of market assumptions. The fair value hierarchy prioritizes model inputs into three broad levels as follows, with Level 1 being the highest and Level 3 the lowest. An asset's or liability's categorization is based on the lowest level of significant input to its valuation.

Level 1—Quoted prices for identical instruments in active markets. The Company generally defines an active market as a market in which trading occurs at significant volumes. Active markets generally are more liquid and have a lower bid-ask spread than an inactive market.

Level 2—Quoted prices for similar instruments in active markets; quoted prices for identical or similar instruments in markets that are not active; and observable inputs other than quoted prices, such as interest rates or yield curves and other inputs derived from or corroborated by observable market inputs.

Level 3—Model derived valuations in which one or more significant inputs or significant value drivers are unobservable. Financial instruments are considered Level 3 when their values are determined using pricing models, discounted cash flow methodologies or similar techniques and at least one significant model assumption or input is unobservable. Level 3 financial instruments also include those for which the determination of fair value requires significant management judgment or estimation.

Transfers between Levels 1, 2 and 3 are recognized at the end of the period when the transfer occurs. The Company reviews the classification between Levels 1, 2 and 3 quarterly to determine whether a transfer is necessary. During the periods presented, there were no transfers between Level 1 and Level 2. There were no transfers between Level 2 and Level 3 during 2017. There were transfers of fixed-maturity securities from Level 2 into Level 3 during 2016 because of a lack of observability relating to the valuation inputs and collateral pricing.

Measured and Carried at Fair Value

Fixed-Maturity Securities and Short-Term Investments

The fair value of bonds in the investment portfolio is generally based on prices received from third party pricing services or alternative pricing sources with reasonable levels of price transparency. The pricing services prepare estimates of fair value measurements using their pricing models, which take into account: benchmark yields, reported trades, broker/dealer quotes, issuer spreads, two-sided markets, benchmark securities, bids, offers, reference data, industry and economic events and sector groupings. Additional valuation factors that can be taken into account are nominal spreads and liquidity adjustments. The pricing services evaluate each asset class based on relevant market and credit information, perceived market movements, and sector news.

Benchmark yields have in many cases taken priority over reported trades for securities that trade less frequently or those that are distressed trades, and therefore may not be indicative of the market. The extent of the use of each input is dependent on the asset class and the market conditions. The valuation of fixed-maturity investments is more subjective when markets are less liquid due to the lack of market based inputs.

Short-term investments that are traded in active markets are classified within Level 1 in the fair value hierarchy and their value is based on quoted market prices. Securities such as discount notes are classified within Level 2 because these securities are typically not actively traded due to their approaching maturity and, as such, their cost approximates fair value.

Annually, the Company reviews each pricing service’s procedures, controls and models, as well as the competency of the pricing service’s key personnel. In addition, on a quarterly basis, the Company holds a meeting of the internal valuation committee (comprised of individuals within the Company with market, valuation, accounting, and/or finance experience) that reviews and approves prices and assumptions used by the pricing services.

The Company, on a quarterly basis:

•
reviews methodologies for Level 3 securities, any model updates and inputs for Level 3 securities, and compares such information to management’s own market information and, where applicable, the internal models,

•
reviews internally developed analytic packages for all securities that highlight, at a CUSIP level, price changes from the previous quarter to the current quarter, and evaluates, documents, and resolves any significant pricing differences with the assistance of the third party pricing source, and

•	compares prices received from different third party pricing sources for Level 3, and evaluates, documents the rationale for, and resolves any significant pricing differences for Level 3.

As of December 31, 2017, the Company used models to price 22 securities, which were 2.1% or $42 million of the Company’s fixed-maturity securities and short-term investments at fair value. All Level 3 securities were priced with the assistance of an independent third-party. The pricing is based on a discounted cash flow approach using the third-party's proprietary pricing models. The models use inputs such as projected prepayment speeds;  severity assumptions; recovery lag assumptions; estimated default rates (determined on the basis of an analysis of collateral attributes, historical collateral performance, borrower profiles and other features relevant to the evaluation of collateral credit quality); home price appreciation/depreciation rates based on macroeconomic forecasts and recent trading activity. The yield used to discount the projected cash flows is determined by reviewing various attributes of the bond including collateral type, weighted average life, sensitivity to losses, vintage, and convexity, in conjunction with market data on comparable securities. Significant changes to any of these inputs could materially change the expected timing of cash flows within these securities which is a significant factor in determining the fair value of the securities.

Contracts Accounted for as Credit Derivatives

The Company’s credit derivatives consist primarily of assumed CDS contracts, and also include assumed interest rate swaps that fall under derivative accounting standards requiring fair value accounting through the statement of operations. Of the total credit derivative net par outstanding as of December 31, 2017, 99% was assumed from affiliated ceding companies. The following is a description of the fair value methodology applied to the Company's assumed CDS that are accounted for as credit derivatives. The affiliated ceding companies did not enter into CDS with the intent to trade these contracts and the affiliated ceding companies may not unilaterally terminate a CDS contract absent an event of default or termination event that entitles the affiliated ceding companies to terminate such contracts; however, the affiliated ceding companies have mutually agreed with various counterparties to terminate certain CDS transactions. In transactions where the counterparty does not have the right to terminate, such transactions are generally terminated for an amount that approximates the present value of future premiums or for a negotiated amount, rather than at fair value.

The terms of the affiliated ceding companies’ CDS contracts differ from more standardized credit derivative contracts sold by companies outside the financial guaranty industry. The non-standard terms generally include the absence of collateral support agreements or immediate settlement provisions. In addition, the affiliated ceding companies employ relatively high attachment points and do not exit derivatives it sells, except under specific circumstances such as mutual agreements with counterparties. Management considers the non-standard terms of its credit derivative contracts in determining the fair value of these contracts.

Due to the lack of quoted prices and other observable inputs for its instruments or for similar instruments, the Company determines the fair value of its credit derivative contracts primarily through internally developed, proprietary models that use both observable and unobservable market data inputs. There is no established market where financial guaranty insured credit derivatives are actively traded, therefore, management has determined that the exit market for its credit derivatives is a hypothetical one based on its entry market. Management has tracked the historical pricing of transactions to establish historical price points in the hypothetical market that are used in the fair value calculation. These contracts are classified as Level 3 in the fair value hierarchy since there is reliance on at least one unobservable input deemed significant to the valuation model, most importantly the estimate of the value of the non-standard terms and conditions of its credit derivative contracts and how the affiliated ceding companies and the Company’s own credit spread affects the pricing of its transactions.

The fair value of the Company’s credit derivative contracts represents the difference between the present value of remaining premiums the Company expects to receive or pay and the estimated present value of premiums that a financial guarantor of comparable credit-worthiness would hypothetically charge or pay at the reporting date for the same protection. The fair value of the Company’s credit derivatives depends on a number of factors, including notional amount of the contract, expected term, credit spreads, changes in interest rates, the credit ratings of referenced entities, the Company’s own credit risk and remaining contractual cash flows. The expected remaining contractual premium cash flows are the most readily observable inputs since they are based on the CDS contractual terms. Credit spreads capture the effect of recovery rates and performance of underlying assets of these contracts, among other factors. Consistent with previous years, market conditions at December 31, 2017 were such that market prices of the Company’s CDS contracts were not available.

Management considers factors such as current prices charged for similar agreements, when available, performance of underlying assets, life of the instrument, and the nature and extent of activity in the financial guaranty credit derivative marketplace. The Company records its proportionate share of the fair value calculated by the affiliated ceding companies, adjusted for differences in the perceived creditworthiness of the Company. The majority of the assumed CDS are from AGC.

Assumptions and Inputs

The various inputs and assumptions that are key to the establishment of the affiliated ceding companies' fair value for CDS contracts are as follows: the gross spread, the allocation of gross spread among the bank profit, net spread and hedge cost, and the weighted average life which is based on debt service schedules.

The Company obtains gross spreads on its outstanding contracts from market data sources published by third parties (e.g., dealer spread tables for the collateral similar to assets within the Company’s transactions), as well as collateral-specific spreads provided by trustees or obtained from market sources. The bank profit represents the profit the originator, usually an investment bank, realizes for structuring and funding the transaction; the net spread represents the premiums paid to the Company for the Company’s credit protection provided; and the hedge cost represents the cost of CDS protection purchased by the originator to hedge its counterparty credit risk exposure to the Company.

With respect to CDS transactions for which there is an expected claim payment within the next twelve months, the allocation of gross spread reflects a higher allocation to the cost of credit rather than the bank profit component. In the current market, it is assumed that a bank would be willing to accept a lower profit on distressed transactions in order to remove these transactions from its financial statements.

The following spread hierarchy is utilized in determining which source of gross spread to use. Market sources determine credit spreads by reviewing new issuance pricing for specific asset classes and receiving price quotes from their trading desks for the specific asset in question. Management validates these quotes by cross-referencing quotes received from one market source against quotes received from another market source to ensure reasonableness. In addition, the Company compares the relative change in price quotes received from one quarter to another, with the relative change experienced by published market indices for a specific asset class. Collateral specific spreads obtained from third-party, independent market sources are un-published spread quotes from market participants or market traders who are not trustees. Management obtains this information as the result of direct communication with these sources as part of the valuation process.

•	Actual collateral specific credit spreads (if up-to-date and reliable market-based spreads are available).

•	Transactions priced or closed during a specific quarter within a specific asset class and specific rating. No transactions closed during the periods presented.

•	Credit spreads interpolated based upon market indices adjusted to reflect the non-standard terms of the Company's CDS contracts.

•	Credit spreads provided by the counterparty of the CDS.

•	Credit spreads extrapolated based upon transactions of similar asset classes, similar ratings, and similar time to maturity.

Information by Credit Spread Type(1)

	As of December 31, 2017	As of December 31, 2016
Based on actual collateral specific spreads	5%	8%
Based on market indices	26%	29%
Provided by the CDS counterparty	69%	63%
Total	100%	100%
 ____________________
(1)    Based on par.

The shift in sources of credit spreads away from market indices was a function of the run-off of collateralized loan obligations (CLOs) and synthetic CLO exposures during the period which had priced using market indices in the past.

The rates used to discount future expected premium cash flows ranged from 1.72% to 2.55% at December 31, 2017 and 1.00% to 2.55% at December 31, 2016.

The Company interpolates a curve based on the historical relationship between the premium the Company receives when a credit derivative is closed to the daily closing price of the market index related to the specific asset class and rating of the transaction. This curve indicates expected credit spreads at each indicative level on the related market index. For transactions with unique terms or characteristics where no price quotes are available, management extrapolates credit spreads based on a similar transaction for which the Company has received a spread quote from one of the first three sources within the affiliated ceding companies’ spread hierarchy. This alternative transaction will be within the same asset class, have similar underlying assets, similar credit ratings, and similar time to maturity. The Company then calculates the percentage of relative spread change quarter over quarter for the alternative transaction. This percentage change is then applied to the historical credit spread of the transaction for which no price quote was received in order to calculate the transactions’ current spread.

The premium the affiliated ceding companies receive is referred to as the “net spread.” The affiliated ceding companies’ pricing model takes into account not only how credit spreads on risks that it assumes affect pricing, but also how the affiliated ceding companies’ own credit spread affects the pricing of its transactions. The affiliated ceding companies’ own credit risk is factored into the determination of net spread based on the impact of changes in the quoted market price for credit protection bought on the affiliated ceding companies, as reflected by quoted market prices on CDS referencing AGC or AGM. For credit spreads on the affiliated ceding companies’ name the affiliated ceding companies obtain the quoted price of CDS contracts traded on AGC and AGM from market data sources published by third parties. The cost to acquire CDS protection referencing AGC or AGM affects the amount of spread on CDS transactions that the affiliated ceding companies retain and, hence, their fair value. As the cost to acquire CDS protection referencing AGC or AGM increases, the amount of premium the affiliated ceding companies retain on a transaction generally decreases.

As the cost to acquire CDS protection referencing AGC or AGM decreases, the amount of premium the affiliated ceding companies retain on a transaction generally increases. In the affiliated ceding companies’ valuation model, the premium the affiliated ceding companies capture is not permitted to go below the minimum rate that the affiliated ceding companies would currently charge to assume similar risks. This assumption can have the effect of mitigating the amount of unrealized gains that are recognized on certain CDS contracts. Given the current market conditions and the affiliated ceding companies' credit spreads, approximately 60% and 50% (based on fair value), of the Company's CDS contracts are fair valued using this minimum premium as of December 31, 2017 and December 31, 2016, respectively. The percentage of transactions that price using the minimum premiums fluctuates due to changes in AGC's or AGM's credit spreads. In general when such credit spreads narrow, the cost to hedge AGC's or AGM's name declines and more transactions price above previously established floor levels. Meanwhile, when AGC's or AGM's credit spreads widen, the cost to hedge increases causing more transactions to price at previously established floor levels. The affiliated ceding companies corroborate the assumptions in its fair value model, including the portion of exposure to AGC and AGM hedged by its counterparties, with independent third parties each reporting period. The current level of AGC’s and AGM’s own credit spread has resulted in the bank or transaction originator hedging a significant portion of its exposure to AGC and AGM. This reduces the amount of contractual cash flows AGC and AGM can capture as premium for selling its protection.

The amount of premium a financial guaranty insurance market participant can demand is inversely related to the cost of credit protection on the insurance company as measured by market credit spreads assuming all other assumptions remain constant. This is because the buyers of credit protection typically hedge a portion of their risk to the financial guarantor, due to the fact that the contractual terms of the affiliated ceding companies' contracts typically do not require the posting of collateral by the guarantor. The extent of the hedge depends on the types of instruments insured and the current market conditions.

A credit derivative liability on protection sold is the result of contractual cash inflows on in-force transactions that are less than what a hypothetical financial guarantor could receive if it sold protection on the same risk as of the reporting date. If the affiliated ceding companies were able to freely exchange these contracts (i.e., assuming its contracts did not contain proscriptions on transfer and there was a viable exchange market), it would realize a loss representing the difference between the lower contractual premiums to which it is entitled and the current market premiums for a similar contract. The affiliated ceding companies determine the fair value of its CDS contracts by applying the difference between the current net spread and the contractual net spread for the remaining duration of each contract to the notional value of its CDS contracts and taking the present value of such amounts discounted at the corresponding London Interbank Offered Rate (LIBOR) over the weighted average remaining life of the contract.

Strengths and Weaknesses of Model

The affiliated ceding companies’ credit derivative valuation model, like any financial model, has certain strengths and weaknesses.

The primary strengths of the CDS modeling techniques are:

•	The model takes into account the transaction structure and the key drivers of market value.

•	The model maximizes the use of market-driven inputs whenever they are available.

•	The model is a consistent approach to valuing positions.

The primary weaknesses of the CDS modeling techniques are:

•	There is no exit market or any actual exit transactions, therefore the exit market is a hypothetical one based on the entry market.

•	There is a very limited market in which to validate the reasonableness of the fair values developed by the Company’s model.

•	The markets for the inputs to the model are highly illiquid, which impacts their reliability.

•
Due to the non-standard terms under which the affiliated ceding companies enter into derivative contracts, the fair value of the Company’s credit derivatives may not reflect the same prices observed in an actively traded market of credit derivatives that do not contain terms and conditions similar to those observed in the financial guaranty market.

Not Carried at Fair Value

Financial Guaranty Insurance Contracts

The fair value of the Company’s financial guaranty insurance contracts is based on management’s estimate of what a similarly rated financial guaranty insurance company would demand to acquire the Company’s in-force book of financial guaranty insurance business. It is based on a variety of factors that may include pricing assumptions management has observed for portfolio transfers, commutations and acquisitions that have occurred in the financial guaranty market, as well as prices observed in the credit derivative market with an adjustment for illiquidity so that the terms would be similar to a financial guaranty insurance contract, and includes adjustments to the carrying value of unearned premium reserve for stressed losses, ceding commissions and return on capital. The Company classified this fair value measurement as Level 3.

Loan Receivable from Affiliate

The fair value of the Company's loan receivable from an affiliate is determined by calculating the effect of changes in U.S. Treasury yield adjusted for a credit factor at the end of each reporting period. Given that the adjustment to the credit factor is not observable, the Company accordingly classified this fair value measurement as Level 3 in the fair value hierarchy.

Other Assets and Other Liabilities

The Company’s other assets and other liabilities consist of accrued interest and payables for securities purchased, the carrying values of which approximate fair value.

Financial Instruments Carried at Fair Value

Amounts recorded at fair value in the Company’s financial statements are presented in the tables below.

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2017

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$317	$—	$317	$—
U.S. government and agencies	58	—	58	—
Corporate securities	848	—	848	—
Mortgage-backed securities:
RMBS	414	—	408	6
Commercial mortgage-backed securities (CMBS)	229	—	229	—
Asset-backed securities	62	—	26	36
Total fixed-maturity securities	1,928	—	1,886	42
Short-term investments	32	16	16	—
Credit derivative assets	1	—	—	1
Total assets carried at fair value	$1,961	$16	$1,902	$43
Liabilities:
Credit derivative liabilities	$37	$—	$—	$37
Total liabilities carried at fair value	$37	$—	$—	$37

Fair Value Hierarchy of Financial Instruments Carried at Fair Value
As of December 31, 2016

		Fair Value Hierarchy
	Fair Value	Level 1	Level 2	Level 3
	(in millions)
Assets:
Investment portfolio, available-for-sale:
Fixed-maturity securities:
Obligations of state and political subdivisions	$291	$—	$291	$—
U.S. government and agencies	117	—	117	—
Corporate securities	770	—	770	—
Mortgage-backed securities:
RMBS	460	—	454	6
CMBS	239	—	239	—
Asset-backed securities	93	—	75	18
Total fixed-maturity securities	1,970	—	1,946	24
Short-term investments	51	36	15	—
Credit derivative assets	1	—	—	1
Total assets carried at fair value	$2,022	$36	$1,961	$25
Liabilities:
Credit derivative liabilities	$50	$—	$—	$50
Total liabilities carried at fair value	$50	$—	$—	$50

Changes in Level 3 Fair Value Measurements

The tables below present a roll forward of the Company’s Level 3 financial instruments carried at fair value on a recurring basis during the years ended December 31, 2017 and 2016.

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2017

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2016	$6		$18		$(49)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	0	(2)	14	(4)
Other comprehensive income (loss)	0		0		—
Purchases	—		31		—
Settlements	(1)		(13)		(1)
Fair value as of December 31, 2017	$6		$36		$(36)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2017	$0	(2)	$0	(2)	$8	(4)

Fair Value Level 3 Rollforward
Recurring Basis
Year Ended December 31, 2016

	Fixed-Maturity Securities
	RMBS		Asset-Backed Securities		Credit Derivative Asset (Liability), net(3)
	(in millions)
Fair value as of December 31, 2015	$1		$—		$(51)
Total pretax realized and unrealized gains/(losses) recorded in(1):
Net income (loss)	1	(2)	0	(2)	36	(4)
Other comprehensive income (loss)	0		0		—
Purchases	5		14		—
Settlements	(1)		(3)		(34)
Transfers into Level 3	—		7		—
Fair value as of December 31, 2016	$6		$18		$(49)
Change in unrealized gains/(losses) related to financial instruments held as of December 31, 2016	$0	(2)	$0	(2)	$(3)	(4)
 ____________________

(1)
Realized and unrealized gains (losses) from changes in values of Level 3 financial instruments represent gains (losses) from changes in values of those financial instruments only for the periods in which the instruments were classified as Level 3.

(2)	Included in net realized investment gains (losses) and net investment income.

(3)	Represents net position of credit derivatives. The consolidated balance sheet presents gross assets and liabilities based on net counterparty exposure.

(4)	Reported in net change in fair value of credit derivatives and other income.

Level 3 Fair Value Disclosures

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2017

Financial Instrument Description(1)	Fair Value at December 31, 2017 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$6	CPR	1.3%	-	5.6%	1.6%
		CDR	3.0%	-	5.1%	3.2%
		Loss severity	75.0%	-	90.0%	76.2%
		Yield	5.3%	-	6.3%	6.2%

Asset-backed securities (CLO)	36	Yield	2.6%	-	3.4%	3.2%

Liabilities:
Credit derivative liabilities, net	(36)	Year 1 loss estimates	0.0%	-	42.0%	1.8%
		Hedge cost (in bps)	17.6	-	122.6	46.8
		Bank profit (in bps)	6.6	-	852.5	79.4
		Internal floor (in bps)	8.0	-	30.0	23.6
		Internal credit rating	AAA	-	CCC	AA
____________________

(1)	Discounted cash flow is used as valuation technique for all financial instruments.

Quantitative Information About Level 3 Fair Value Inputs
At December 31, 2016

Financial Instrument Description(1)	Fair Value at December 31, 2016 (in millions)	Significant Unobservable Inputs	Range			Weighted Average as a Percentage of Current Par Outstanding
Assets:
Fixed-maturity securities:
RMBS	$6	CPR	1.6%	-	7.7%	1.8%
		CDR	3.8%	-	5.6%	4.8%
		Loss severity	70.0%	-	95.0%	71.9%
		Yield	4.8%	-	8.3%	6.5%

Asset-backed securities (CLO)	18	Yield	1.5%	-	3.5%	3.0%

Liabilities:
Credit derivative liabilities, net	(49)	Year 1 loss estimates	0.0%	-	38.0%	1.6%
		Hedge cost (in bps)	7.2	-	118.1	45.3
		Bank profit (in bps)	3.8	-	825.0	93.0
		Internal floor (in bps)	7.0	-	100.0	25.7
		Internal credit rating	AAA	-	CCC	AA-
____________________
(1)    Discounted cash flow is used as valuation technique for all financial instruments.

The carrying amount and estimated fair value of the Company’s financial instruments are presented in the following table.

Fair Value of Financial Instruments

	As of December 31, 2017		As of December 31, 2016
	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value
	(in millions)
Assets:
Fixed-maturity securities	$1,928	$1,928	$1,970	$1,970
Short-term investments	32	32	51	51
Loan receivable from affiliate	60	58	70	70
Credit derivative assets	1	1	1	1
Other assets	14	14	14	14
Liabilities:
Financial guaranty insurance contracts(1)	955	1,879	1,035	2,918
Credit derivative liabilities	37	37	50	50
Other liabilities	6	6	2	2
____________________

(1)	Carrying amount includes the assets and liabilities related to financial guaranty insurance contract premiums, losses, salvage and subrogation and other recoverables net of reinsurance.

7.	Contracts Accounted for as Credit Derivatives

The Company has a portfolio of financial guaranty contracts that meet the definition of a derivative in accordance with GAAP (primarily CDS).

Credit derivative transactions are governed by ISDA documentation and have different characteristics from financial guaranty insurance contracts. For example, the ceding company’s control rights with respect to a reference obligation under a credit derivative may be more limited than when the ceding company issues a financial guaranty insurance contract. In addition, there are more circumstances under which the ceding company may be obligated to make payments. Similar to a financial guaranty insurance contract, the ceding company would be obligated to pay if the obligor failed to make a scheduled payment of principal or interest in full. However, the ceding company may also be required to pay if the obligor becomes bankrupt or if the reference obligation were restructured if, after negotiation, those credit events are specified in the documentation for the credit derivative transactions. Furthermore, the ceding company may be required to make a payment due to an event that is unrelated to the performance of the obligation referenced in the credit derivative. If events of default or termination events specified in the credit derivative documentation were to occur, the non-defaulting or the non-affected party, which may be either the ceding company or the counterparty, depending upon the circumstances, may decide to terminate a credit derivative prior to maturity. In that case, the ceding company may be required to make a termination payment to its swap counterparty upon such termination. Absent such an event of default or termination event, ceding companies may not unilaterally terminate a CDS contract; however, ceding companies on occasion have mutually agreed with various counterparties to terminate certain CDS transactions.

Accounting Policy

Credit derivatives are recorded at fair value. Changes in fair value are recorded in “net change in fair value of credit derivatives” on the consolidated statement of operations. Realized gains (losses) and other settlements on credit derivatives include credit derivative premiums received and receivable for credit protection the Company has sold under its insured CDS contracts or assumed from its affiliated or third party ceding companies, premiums paid and payable for credit protection the Company has purchased, claims paid and payable and received and receivable related to insured credit events under these contracts, ceding commission expense or income and realized gains or losses related to their early termination. Fair value of credit derivatives is reflected as either net assets or net liabilities determined on a contract by contract basis in the Company's consolidated balance sheets. See Note 6, Fair Value Measurement, for a discussion on the fair value methodology for credit derivatives.

Credit Derivative Net Par Outstanding by Sector

The estimated remaining weighted average life of credit derivatives was 15.2 years at December 31, 2017 and 14.5 years at December 31, 2016. The increase in the weighted average life of the credit derivative portfolio was primarily attributable to the run-off of short-dated pooled corporate obligations. The components of the Company’s credit derivative net par outstanding are presented below.

Credit Derivatives

	As of December 31, 2017		As of December 31, 2016
Asset Type	Net Par Outstanding	Weighted Average Credit Rating	Net Par Outstanding	Weighted Average Credit Rating
	(dollars in millions)
Assumed from affiliates:
Pooled corporate obligations:
CLOs/collateralized bond obligations (CBO)	$—	--	$99	AAA
Synthetic investment grade pooled corporate	—	--	15	AAA
Trust preferred securities collateralized debt obligation (TruPS CDOs)	75	BBB-	135	BB
Total pooled corporate obligations	75	BBB-	249	A
U.S. RMBS	174	AA	206	AA
Pooled infrastructure	780	AAA	810	AAA
Infrastructure finance	25	BBB	253	BBB
Other(1)	380	A	553	A
Assumed from affiliates	1,434	AA	2,071	AA-
Assumed from third parties	19	AA-	17	AA
Total	$1,453	AA	$2,088	AA-
____________________

(1)	This comprises numerous transactions across various asset classes, such as regulated utilities, healthcare, and consumer receivables.

The underlying collateral in TruPS CDOs consists primarily of subordinated debt instruments such as TruPS issued by bank holding companies and similar instruments issued by insurance companies, real estate investment trusts and other real estate related issuers. Due to the fact that the debt is subordinated, TruPS CDOs were typically structured with higher levels of embedded credit enhancement, which allowed the Company to mitigate the risks associated with TruPS CDOs.

Distribution of Credit Derivative Net Par Outstanding by Internal Rating

	As of December 31, 2017		As of December 31, 2016
Ratings	Net Par Outstanding	% of Total	Net Par Outstanding	% of Total
	(dollars in millions)
AAA	$904	62.2%	$1,047	50.1%
AA	119	8.2	299	14.3%
A	224	15.4	235	11.3%
BBB	141	9.7	315	15.1%
BIG	65	4.5	192	9.2%
Credit derivative net par outstanding	$1,453	100.0%	$2,088	100.0%

Fair Value of Credit Derivatives

Net Change in Fair Value of Credit Derivative Gain (Loss)

	Year Ended December 31,
	2017	2016
	(in millions)
Realized gains on credit derivatives	$1	$5
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	0	6
Realized gains (losses) and other settlements	1	11
Net unrealized gains (losses):
Pooled corporate obligations	4	0
U.S. RMBS	2	3
Pooled infrastructure	2	8
Infrastructure finance	0	0
Other	5	0
Net unrealized gains (losses)	13	11
Net change in fair value of credit derivatives	$14	$22

Terminations and Settlements of
Assumed Credit Derivative Contracts

	Year Ended December 31,
	2017	2016
	(in millions)
Realized gains on credit derivatives	$0	$3
Net credit derivative losses (paid and payable) recovered and recoverable and other settlements	(1)	—
Net unrealized gains (losses) on credit derivatives	5	14

During 2017, unrealized fair value gains were generated primarily as a result of CDS terminations, run-off of net par outstanding, and tighter implied spreads. The termination of several CDS transactions in the pooled corporate CLO and U.S. RMBS sectors was the primary driver of the unrealized fair value gains. The tighter implied spreads were primarily a result of price improvements on the underlying collateral of the Company’s CDS and the increased cost to buy protection in the affiliated ceding companies’ name as the market cost of the affiliated ceding companies’ credit protection increased during the period. For those CDS transactions that were pricing at or above their floor levels, when the cost of purchasing CDS protection on the affiliated ceding companies’ increased, the implied spreads that the Company would expect to receive on these transactions decreased.

During 2016, unrealized fair value gains were generated primarily as a result of CDS terminations by affiliated ceding companies in the U.S. RMBS and other sectors, run-off of CDS par and price improvements on the underlying collateral of the Company’s CDS. The majority of the CDS transactions were terminated as a result of settlement agreements by affiliated ceding companies with several CDS counterparties. The unrealized fair value gains were partially offset by unrealized losses resulting from wider implied net spreads across all sectors. The wider implied net spreads were primarily a result of the decreased cost to buy protection in the affiliated ceding companies’ name, as the market cost of the affiliated ceding companies’ credit protection decreased significantly during the period. For those CDS transactions that were pricing at or above their floor levels (or the minimum rate at which the Company would consider assuming these risks based on historical experience); therefore when the cost of purchasing CDS protection on the affiliated ceding companies’ decreased, the implied spreads that the Company would expect to receive on these transactions increased.

The impact of changes in credit spreads will vary based upon the volume, tenor, interest rates, and other market conditions at the time these fair values are determined. In addition, since each transaction has unique collateral and structural terms, the underlying change in fair value of each transaction may vary considerably. The fair value of credit derivative contracts also reflects the change in the Company’s own credit cost based on the price to purchase credit protection on AGC and AGM. The Company determines its own credit risk based on quoted CDS prices traded on AGC and AGM at each balance sheet date. Substantially all of the Company's CDS, on a fair value basis, are assumed from AGC.

CDS Spread on AGC
Quoted price of CDS contract (in basis points)

	As of December 31, 2017	As of December 31, 2016	As of December 31, 2015
Five-year CDS spread	163	158	376
One-year CDS spread	70	35	139

Fair Value of Credit Derivatives Assets (Liabilities)
and Effect of Assured Guaranty
Credit Spreads

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivatives before effect of Assured Guaranty credit spread	$(89)	$(129)
Plus: Effect of Assured Guaranty insurance subsidiaries' credit spread	53	80
Net fair value of credit derivatives	$(36)	$(49)

The fair value of CDS contracts at December 31, 2017, before considering the implications of AGC’s or AGM's credit spreads, is a direct result of continued wide credit spreads in the fixed income security markets and ratings downgrades. The asset classes that remain most affected are TruPS, pooled infrastructure and infrastructure finance securities, as well as 2005-2007 vintages of Alt-A, Option ARM and subprime RMBS transactions. The mark to market benefit between December 31, 2017, and December 31, 2016, resulted primarily from several CDS terminations, run-off of net par outstanding and a narrowing of credit spreads related to the Company's TruPS and U.S. RMBS obligations.

Management believes that the trading level of AGC’s and AGM's credit spreads over the past several years has been due to the correlation between AGC’s and AGM's risk profile and the current risk profile of the broader financial markets. Offsetting the benefit attributable to AGC’s and AGM's credit spread were higher credit spreads in the fixed income security markets. The higher credit spreads in the fixed income security market are due to the lack of liquidity in the TruPS CDO and pooled infrastructure markets as well as continuing market concerns over the 2005-2007 vintages of RMBS.

The following table presents the fair value and the present value of expected claim payments or recoveries (i.e. net expected loss to be paid as described in Note 4) for contracts accounted for as derivatives.

Net Fair Value and Expected Losses
of Credit Derivatives

	As of December 31, 2017	As of December 31, 2016
	(in millions)
Fair value of credit derivative asset (liability), net	$(36)	$(49)
Expected loss to be (paid) recovered	2	(3)

Sensitivity to Changes in Credit Spread

The following table summarizes the estimated change in fair values on the net balance of the Company’s credit derivative positions assuming immediate parallel shifts in credit spreads on AGC and on the risks that it assumes.

Effect of Changes in Credit Spread
As of December 31, 2017

Credit Spreads(1)	Estimated Net Fair Value (Pre-Tax)	Estimated Change in Gain/(Loss) (Pre-Tax)
	(in millions)
100% widening in spreads	$(72)	$(36)
50% widening in spreads	(54)	(18)
25% widening in spreads	(45)	(9)
10% widening in spreads	(40)	(4)
Base Scenario	(36)	—
10% narrowing in spreads	(33)	3
25% narrowing in spreads	(27)	9
50% narrowing in spreads	(19)	17
____________________

(1)	Includes the effects of spreads on both the underlying asset classes and affiliated ceding companies credit spreads.

8.	Investments and Cash

Accounting Policy

The Company's investment portfolio is composed of fixed-maturity and short-term investments, classified as available-for-sale at the time of purchase, and therefore carried at fair value. Changes in fair value for other-than-temporarily-impaired (OTTI) securities are bifurcated between credit losses and non-credit changes in fair value. The credit loss on OTTI securities is recorded in the statement of operations and the non-credit component of the change in fair value of securities, whether OTTI or not, is recorded in OCI. For securities in an unrealized loss position where the Company has the intent to sell or it is more-likely-than-not that it will be required to sell the security before recovery, the entire impairment loss (i.e., the difference between the security's fair value and its amortized cost) is recorded in the consolidated statements of operations.

Credit losses reduce the amortized cost of impaired securities. The amortized cost basis is adjusted for accretion and amortization (using the effective interest method) with a corresponding entry recorded in net investment income.

Realized gains and losses on sales of investments are determined using the specific identification method. Realized loss includes amounts recorded for other-than-temporary impairments on debt securities and the declines in fair value of securities for which the Company has the intent to sell the security or inability to hold until recovery of amortized cost.

For mortgage‑backed securities, and any other holdings for which there is prepayment risk, prepayment assumptions are evaluated and revised as necessary. Any necessary adjustments due to changes in effective yields and maturities are recognized in net investment income using the retrospective method.

Short-term investments, which are those investments with a maturity of less than one year at time of purchase, are carried at fair value and include amounts deposited in money market funds.

Cash consists of cash on hand and demand deposits. The Company has no restricted cash at December 31, 2017 and 2016 and a de minimis amount as of December 31, 2015.

Assessment for Other-Than Temporary Impairments

The Company has a formal review process to determine other-than-temporary-impairment for securities in its investment portfolio where there is no intent to sell and it is not more-likely-than-not that it will be required to sell the security before recovery. Factors considered when assessing impairment include:

•	a decline in the market value of a security by 20% or more below amortized cost for a continuous period of at least six months;

•	a decline in the market value of a security for a continuous period of 12 months;

•	recent credit downgrades of the applicable security or the issuer by rating agencies;

•	the financial condition of the applicable issuer;

•	whether loss of investment principal is anticipated;

•	the impact of foreign exchange rates; and

•	whether scheduled interest payments are past due.

The Company assesses the ability to recover the amortized cost by comparing the net present value of projected future cash flows with the amortized cost of the security. If the security is in an unrealized loss position and its net present value is less than the amortized cost of the investment, an other-than-temporary impairment is recorded. The net present value is calculated by discounting the Company's estimate of projected future cash flows at the effective interest rate implicit in the debt security at the time of purchase. The Company's estimates of projected future cash flows are driven by assumptions regarding probability of default and estimates regarding timing and amount of recoveries associated with a default. The Company develops these estimates using information based on historical experience, credit analysis and market observable data, such as industry analyst reports and forecasts, sector credit ratings and other relevant data. For mortgage‑backed and asset backed securities, cash flow estimates also include prepayment and other assumptions regarding the underlying collateral including default rates, recoveries and changes in value. The assumptions used in these projections requires the use of significant management judgment.

The Company's assessment of a decline in value included management's current assessment of the factors noted above. The Company also seeks advice from its outside investment managers. If that assessment changes in the future, the Company may ultimately record a loss after having originally concluded that the decline in value was temporary.

Net Investment Income and Realized Gains (Losses)

Net investment income is a function of the yield that the Company earns on invested assets and the size of the portfolio. The investment yield is a function of market interest rates at the time of investment as well as the type, credit quality and maturity of the invested assets. Accrued investment income on the investment portfolio and the loan receivable from affiliate, which are recorded in Other Assets, was $14 million as of both December 31, 2017 and December 31, 2016.

Net Investment Income

	Year Ended December 31,
	2017	2016
	(in millions)
Income from fixed-maturity securities	$67	$67
Interest income from loan receivable from affiliate (see Note 12)	3	3
Gross investment income	70	70
Investment expenses	(2)	(2)
Net investment income	$68	$68

Net Realized Investment Gains (Losses)

	Year Ended December 31,
	2017	2016
	(in millions)
Gross realized gains on investment portfolio	$1	$4
Gross realized losses on investment portfolio	(1)	(1)
Other-than-temporary impairment	0	0
Net realized investment gains (losses)	$0	$3

There was de minimis amount of credit losses balance as of both December 31, 2017 and December 31, 2016 for fixed-maturity securities for which the Company has recognized an other-than-temporary-impairment and where the portion of the fair value adjustment related to other factors was recognized in OCI.

Investment Portfolio

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2017

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	16%	$300	$18	$(1)	$317	$0	AA
U.S. government and agencies	3	50	8	0	58	—	AA+
Corporate securities	43	829	21	(2)	848	0	A
Mortgage-backed securities(4):
RMBS	21	406	9	(1)	414	1	AA+
CMBS	12	225	5	(1)	229	—	AAA
Asset-backed securities	3	62	0	0	62	—	AAA
Total fixed-maturity securities	98	1,872	61	(5)	1,928	1	AA-
Short-term investments	2	32	0	0	32	—	AAA
Total investment portfolio	100%	$1,904	$61	$(5)	$1,960	$1	AA-

Fixed-Maturity Securities and Short-Term Investments
by Security Type
As of December 31, 2016

Investment Category	Percent of Total (1)	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value	AOCI (2) Gain (Loss) on Securities with Other-Than-Temporary-Impairment	Weighted Average Credit Rating(3)
		(dollars in millions)
Fixed-maturity securities:
Obligations of state and political subdivisions	14%	$281	$12	$(2)	$291	$0	AA
U.S. government and agencies	5	108	9	0	117	—	AA+
Corporate securities	38	757	18	(5)	770	0	A+
Mortgage-backed securities(4):
RMBS	23	450	12	(2)	460	1	AA+
CMBS	12	235	5	(1)	239	—	AAA
Asset-backed securities	5	93	0	0	93	0	AAA
Total fixed-maturity securities	97	1,924	56	(10)	1,970	1	AA
Short-term investments	3	51	0	0	51	—	AAA
Total investment portfolio	100%	$1,975	$56	$(10)	$2,021	$1	AA
____________________

(1)	Based on amortized cost.

(2)	See Note 15, Other Comprehensive Income.

(3)
Ratings in the tables above represent the lower of the Moody’s and S&P classifications except for bonds purchased for loss mitigation or risk management strategies, which use internal ratings classifications. The Company’s portfolio consists primarily of high-quality, liquid instruments.

(4)	Government-agency obligations were approximately 66% of mortgage backed securities as of December 31, 2017 and 69% as of December 31, 2016 based on fair value.

The Company's investment portfolio in tax-exempt and taxable municipal securities includes issuances by a wide number of municipal authorities across the U.S. and its territories.

The following tables present the fair value of the Company’s available-for-sale portfolio of obligations of state and political subdivisions as of December 31, 2017 and December 31, 2016 by state.

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2017 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
California	$3	$16	$34	$53	$49	AA-
Texas	3	24	22	49	47	AA-
New York	—	14	29	43	41	AA+
North Carolina	—	—	16	16	14	AA
Connecticut	15	—	—	15	15	A+
Washington	2	—	12	14	14	AA-
Illinois	4	—	9	13	12	A-
Pennsylvania	9	—	3	12	12	AA-
Missouri	—	—	10	10	8	AA+
Maryland	—	1	7	8	8	AA-
All others	5	15	57	77	73	AA
Total	$41	$70	$199	$310	$293	AA-

Fair Value of Available-for-Sale Portfolio of
Obligations of State and Political Subdivisions
As of December 31, 2016 (1)

State	State General Obligation	Local General Obligation	Revenue Bonds	Fair Value	Amortized Cost	Average Credit Rating
	(in millions)
Texas	$3	$26	$20	$49	$47	AA
California	3	15	27	45	43	AA-
New York	—	14	25	39	38	AA+
North Carolina	—	—	15	15	14	AA
Connecticut	15	—	—	15	15	AA-
Washington	2	—	11	13	14	AA-
Illinois	4	—	9	13	12	A
Pennsylvania	9	—	3	12	12	AA-
Missouri	—	—	10	10	8	AA+
Maryland	—	1	6	7	7	AA-
All others	7	8	52	67	66	AA-
Total	$43	$64	$178	$285	$276	AA
____________________

(1)
Excludes $7 million and $6 million as of December 31, 2017 and 2016, respectively, of pre-refunded bonds, at fair value. The credit ratings are based on the underlying ratings and do not include any benefit from bond insurance.

The revenue bond portfolio is comprised primarily of essential service revenue bonds issued by transportation authorities and other utilities, water and sewer authorities, universities and healthcare providers.

Revenue Bonds
Sources of Funds

	As of December 31, 2017		As of December 31, 2016
Type	Fair Value	Amortized Cost	Fair Value	Amortized Cost
	(in millions)
Transportation	$44	$42	$36	$35
Water and sewer	40	37	36	34
Tax backed	29	25	28	25
Higher education	28	26	27	26
Healthcare	26	25	19	19
Municipal utilities	22	21	21	21
All others	10	10	11	12
Total	$199	$186	$178	$172

The following tables summarize, for all fixed-maturity securities in an unrealized loss position, the aggregate fair value and gross unrealized loss by length of time the amounts have continuously been in an unrealized loss position.

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2017

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$21	$0	$24	$(1)	$45	$(1)
U.S. government and agencies	1	0	—	—	1	0
Corporate securities	89	(1)	51	(1)	140	(2)
Mortgage-backed securities
RMBS	64	0	64	(1)	128	(1)
CMBS	21	0	22	(1)	43	(1)
Asset-backed securities	8	0	—	—	8	0
Total	$204	$(1)	$161	$(4)	$365	$(5)
Number of securities (1)		90		65		154
Number of securities with other-than-temporary impairment		—		1		1

Fixed-Maturity Securities
Gross Unrealized Loss by Length of Time
As of December 31, 2016

	Less than 12 months		12 months or more		Total
	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss	Fair Value	Unrealized Loss
	(dollars in millions)
Obligations of state and political subdivisions	$70	$(2)	$—	$—	$70	$(2)
U.S. government and agencies	10	0	—	—	10	0
Corporate securities	236	(5)	—	—	236	(5)
Mortgage-backed securities
RMBS	144	(2)	2	0	146	(2)
CMBS	52	(1)	—	—	52	(1)
Asset-backed securities	8	0	—	—	8	0
Total	$520	$(10)	$2	$0	$522	$(10)
Number of securities		170		4		174
Number of securities with other-than-temporary impairment		—		—		—
___________________

(1)
The number of securities does not add across because lots consisting of the same securities have been purchased at different times and appear in both categories above (i.e., less than 12 months and 12 months or more). If a security appears in both categories, it is counted only once in the total column.

Of the securities in an unrealized loss position for 12 months or more as of December 31, 2017 and December 31, 2016, no securities had unrealized losses greater than 10% of book value. The Company has determined that the unrealized losses recorded as of December 31, 2017 and December 31, 2016 were yield related and not the result of other-than-temporary-impairment.

The amortized cost and estimated fair value of available-for-sale fixed-maturity securities by contractual maturity as of December 31, 2017 are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

Distribution of Fixed‑Maturity Securities
by Contractual Maturity
As of December 31, 2017

	Amortized Cost	Estimated Fair Value
	(in millions)
Due within one year	$19	$19
Due after one year through five years	312	322
Due after five years through 10 years	583	595
Due after 10 years	327	349
Mortgage-backed securities:
RMBS	406	414
CMBS	225	229
Total	$1,872	$1,928

Based on fair value, investments that are either held in trust for the benefit of affiliated and third party ceding insurers in accordance with statutory or contractual requirements in the amount of $1,082 million and $1,140 million as of December 31, 2017 and December 31, 2016, respectively.

No material investments of the Company were non-income producing for years ended December 31, 2017 and 2016, respectively.

The majority of the investment portfolio is managed by four outside managers. The Company has established detailed guidelines regarding credit quality, exposure to a particular sector and exposure to a particular obligor within a sector. The Company's investment guidelines generally do not permit its outside managers to purchase securities rated lower than A- by S&P or A3 by Moody’s, excluding a minimal allocation to corporate securities not rated lower than BBB by S&P or Baa2 by Moody’s.

9.	Insurance Company Regulatory Requirements

The following table summarizes the equity and income amounts reported to Bermuda for AG Re.

Insurance Regulatory Amounts Reported

	Policyholders' Surplus		Net Income (Loss)
	As of December 31,		Year Ended December 31,
	2017	2016	2017	2016
	(in millions)
AG Re	$1,294	$1,255	$155	$139

Basis of Regulatory Financial Reporting

The Company's ability to pay dividends depends, among other things, upon its financial condition, results of operations, cash requirements, compliance with rating agency requirements, and is also subject to restrictions contained in the insurance laws and related regulations of its country of domicile, Bermuda. Financial statements prepared in accordance with accounting practices prescribed or permitted by local insurance regulatory authorities differ in certain respects from GAAP.

AG Re, a Bermuda regulated Class 3B insurer, prepares its statutory financial statements in conformity with the accounting principles set forth in the Insurance Act 1978, amendments thereto and related regulations. As of December 31, 2016, the Bermuda Monetary Authority (Authority) now requires insurers to prepare statutory financial statements in accordance with the particular accounting principles adopted by the insurer (which, in the case of AG Re, are U.S. GAAP), subject to certain adjustments. The principal difference relates to certain assets designated as “non-admitted assets” which are charged directly to statutory surplus rather than reflected as assets as they are under U.S. GAAP.

Insurance Company Dividends and Capital

Any distribution (including repurchase of shares) of any share capital, contributed surplus or other statutory capital that would reduce AG Re's total statutory capital by 15% or more of its total statutory capital as set out in its previous year's financial statements requires the prior approval of the Authority. Separately, dividends are paid out of an insurer's statutory surplus and cannot exceed that surplus. Further, annual dividends cannot exceed 25% of total statutory capital and surplus as set out in its previous year's financial statements, which is $324 million, without AG Re certifying to the Authority that it will continue to meet required margins. As of December 31, 2016, the Authority now requires insurers to prepare statutory financial statements in accordance with the particular accounting principles adopted by the insurer (which, in the case of AG Re, are U.S. GAAP), subject to certain adjustments. As a result of this new requirement, certain assets previously non-admitted by AG Re are now admitted, resulting in an increase to AG Re’s statutory capital and surplus limitation. Based on the foregoing limitations, in 2018 AG Re has the capacity to (i) make capital distributions in an aggregate amount up to $128 million without the prior approval of the Authority and (ii) declare and pay dividends in an aggregate amount up to approximately $324 million as of December 31, 2017. Such dividend capacity can be further limited by the actual amount of AG Re’s unencumbered assets, which amount changes from time to time due in part to collateral posting requirements. As of December 31, 2017, AG Re had unencumbered assets of approximately $554 million.

Dividends Paid

	Year Ended December 31,
	2017	2016
	(in millions)
Dividends paid by AG Re to AGL	$125	$100

10.	Income Taxes

Accounting Policy

The provision for income taxes consists of an amount for taxes currently payable and an amount for deferred taxes. Deferred income taxes are provided for temporary differences between the financial statement carrying amounts and tax bases of assets and liabilities, using enacted rates in effect for the year in which the differences are expected to reverse. A valuation allowance is recorded to reduce the deferred tax asset to an amount that is more likely than not to be realized.

The Company recognizes tax benefits only if a tax position is “more likely than not” to prevail.

Overview

AG Re and AGRO are not subject to any income, withholding or capital gains taxes under current Bermuda law. The Company has received an assurance from the Minister of Finance in Bermuda that, in the event of any taxes being imposed, AG Re and AGRO will be exempt from taxation in Bermuda until March 31, 2035.

AGOUS and its subsidiaries AGRO and AG Intermediary Inc. file a consolidated U.S. federal income tax return (AGOUS consolidated return group). In addition, AGRO, a Bermuda domiciled company, has elected under Section 953(d) of the U.S. Internal Revenue Code to be taxed as a U.S. domestic corporation. Each company of the AGOUS consolidated return group will pay or receive its proportionate share of taxable expense or benefit as if it filed on a separate return basis with current period credit for net losses to the extent used in consolidation.

Effect of the Tax Act

On December 22, 2017, the Tax Act was signed into law. The Tax Act changed many items of U.S. corporate income taxation, including a reduction of the corporate income tax rate from 35% to 21%, implementation of a territorial tax system and imposition of a tax on deemed repatriated earnings of non-U.S. subsidiaries. At December 31, 2017, the Company had not completed accounting for the tax effects of the Tax Act; however, the Company made a reasonable estimate of the effects on the existing deferred tax balances and the one-time transition tax. The Company recognized a provisional benefit in the amount of $2 million, which is included as a component of income tax expense from continuing operations. The Company will continue to assess its provision for income taxes as future guidance is issued. Any adjustments, if necessary, during the measurement period guidance outlined in Staff Accounting Bulletin No. 118 will be included in net earnings from continuing operations as an adjustment to income tax expense in the reporting period when such adjustments are determined.

Provision for Income Taxes

The effective tax rates reflect the proportion of income recognized by AG Re and its subsidiaries, with its U.S. subsidiary and its Bermuda subsidiary subject to U.S. tax by election, taxed at the U.S. marginal corporate income tax rate of 35%.

A reconciliation of the difference between the provision for income taxes and the expected tax provision at statutory rates in taxable jurisdictions is presented below.

Effective Tax Rate Reconciliation

	Year Ended December 31,
	2017	2016
	(in millions)
Expected tax provision (benefit) at statutory rates in taxable jurisdictions	$4	$6
Tax-exempt interest	(1)	(1)
Effect of Tax Act	(2)	—
Total provision (benefit) for income taxes	$1	$5
Effective tax rate	0.5%	3.5%

The expected tax provision at statutory rates in taxable jurisdictions is calculated as the sum of pretax income in each jurisdiction multiplied by the statutory tax rate of the jurisdiction by which it will be taxed. Pretax income of the Company’s subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included at the U.S. statutory tax rate. Where there is a pretax loss in one jurisdiction and pretax income in another, the total combined expected tax rate may be higher or lower than any of the individual statutory rates.

The following table presents pretax income and revenue by jurisdiction.

Pretax Income (Loss) by Tax Jurisdiction(1)

	Year Ended December 31,
	2017	2016
	(in millions)
United States	$11	$17
Bermuda	145	127
Total	$156	$144

Revenue by Tax Jurisdiction(1)

	Year Ended December 31,
	2017	2016
	(in millions)
United States	$15	$19
Bermuda	216	240
Total	$231	$259
_____________________

(1)	In the above tables, pretax income and revenues of the Company's subsidiaries which are not U.S. domiciled but are subject to U.S. tax by election are included in the U.S. amounts.

Pretax income by jurisdiction may be disproportionate to revenue by jurisdiction to the extent that insurance losses incurred are disproportionate.

Components of Net Deferred Tax Assets (Liabilities)

	As of December 31,
	2017	2016
	(in millions)
Deferred tax assets:
Other	$0	$1
Total deferred income tax assets	0	1
Deferred tax liabilities:
Unearned premium reserves, net	0	1
Unrealized appreciation on investments	3	3
Market discount	0	1
Total deferred income tax liabilities	3	5
Net deferred income tax asset (liability)	$(3)	$(4)

Audits

AGOUS is not currently under audit and has open tax years of 2014 forward.

11.	Reinsurance and Other Monoline Exposures

The Company assumes exposure (Assumed Business) and cedes portions of exposure it has insured or assumed (Ceded Business) in exchange for premiums, net of ceding commissions. Most of the Company’s Assumed Business and Ceded Business relates to financial guaranty insurance, while the remainder relates to non-financial guaranty business assumed by AGRO. The Company historically entered into, and with respect to new business originated by AGRO continues to enter into, ceded reinsurance contracts in order to obtain greater business diversification and reduce the net potential loss from large risks.

Accounting Policy

For business assumed and ceded, the accounting model of the underlying direct financial guaranty contract dictates the accounting model used for the reinsurance contract. For any assumed or ceded financial guaranty insurance premiums and losses, the accounting models described in Note 5 are followed. For any assumed credit derivative contracts, the accounting model in Note 7 is followed.

Assumed and Ceded Financial Guaranty Business

The Company assumes financial guaranty business (Assumed Financial Guaranty Business) from affiliated companies and third party insurers, primarily other monoline financial guaranty companies. Under these relationships, the Company assumes a portion of the ceding company’s insured risk in exchange for a portion of the ceding company's premium for the insured risk (typically, net of a ceding commission). The Company, if required, secures its reinsurance obligations to its affiliated and non-affiliated ceding companies, typically by depositing in trust assets with a market value equal to its assumed liabilities calculated on a statutory basis of accounting.

The Company’s facultative and treaty agreements are generally subject to termination at the option of the ceding company:

•	if the Company fails to meet certain financial and regulatory criteria or to maintain a specified minimum financial strength rating, or

•	upon certain changes of control of the Company.

Upon termination due to one of the above events, the Company may be required (under some of its reinsurance agreements) to return to the ceding company unearned premiums (net of ceding commissions) and loss reserves calculated on a statutory basis of accounting, attributable to reinsurance assumed pursuant to such agreements after which the Company would be released from liability with respect to the Assumed Financial Guaranty Business.

With respect to a significant portion of the Company's in-force Assumed Financial Guaranty Business, based on AG Re's current rating and subject to the terms of each reinsurance agreement, the third party ceding company may have the right to terminate the business it had ceded to AG Re, and in connection therewith, to receive payment from AG Re of an amount equal to the statutory unearned premium (net of ceding commissions) and statutory loss reserves (if any) associated with that business, plus, in certain cases, an additional required payment. As of December 31, 2017, if each third party insurer ceding business to AG Re had a right to recapture such business, and chose to exercise such right, the aggregate amounts that AG Re could be required to pay to all such companies would be approximately $46 million.

The Company cedes a de minimis amount of financial guaranty business to non-affiliated companies. In the event that any of the reinsurers are unable to meet their obligations, the Company would be liable for such defaulted amounts.

Assumed and Ceded Non-Financial Guaranty Business

As described in Note 3, Outstanding Exposure, Non-Financial Guaranty Exposure, the Company, through AGRO, assumes non-financial guaranty business from third party insurers (Assumed Non-Financial Guaranty Business). It also retrocedes some of this business to third party reinsurers. The downgrade of AGRO’s financial strength rating by S&P below “A” would require AGRO to post, as of December 31, 2017, an estimated $4 million of collateral in respect of certain of its Assumed Non-Financial Guaranty Business. A further downgrade of AGRO’s S&P rating below A- would give the company ceding such business the right to recapture the business for AGRO’s collateral amount, and, if also accompanied by a downgrade of AGRO's financial strength rating by A.M. Best Company, Inc. below A-, would also require AGRO to post, as of December 31, 2017, an estimated $9 million of collateral in respect of a different portion of AGRO’s Assumed Non-Financial Guaranty Business. AGRO’s ceded contracts generally have equivalent provisions requiring the assuming reinsurer to post collateral and/or allowing AGRO to recapture the ceded business upon certain triggering events, such as reinsurer rating downgrades.

Assumed and Ceded Business

The following table presents the components of premiums and losses reported in the consolidated statements of operations and the contribution of the Company's Assumed and Ceded Businesses (both financial guaranty and non-financial guaranty).

Effect of Reinsurance on Statement of Operations

	Year Ended December 31,
	2017	2016
	(in millions)
Premiums Written:
Direct	$—	$0
Assumed	129	50
Ceded	(22)	0
Net	$107	$50
Premiums Earned:
Direct	$0	$1
Assumed	145	161
Ceded	(1)	—
Net	$144	$162
Loss and LAE:
Assumed	$16	$50
Net	$16	$50

In addition to the items presented in the table above, the Company records in the consolidated statements of operations the effect of assumed credit derivative exposures. These amounts were gains of $19 million in 2017 and losses of $20 million in 2016.

Exposure to Reinsurers (1)

	As of December 31, 2017		As of December 31, 2016
	Affiliated Reinsurers	Non-Affiliated Reinsurers	Affiliated Reinsurers	Non-Affiliated Reinsurers
	(in millions)
Due (To) From:
Assumed premium, net of commissions	$131	$40	$112	$48
Ceded premium, net of commissions	—	(19)	—	—
Assumed expected loss to be paid	(313)	(70)	(387)	(61)
Outstanding Exposure:
Financial guaranty
Ceded par outstanding (2)	—	389	—	19
Assumed par outstanding	65,840	5,896	70,825	10,186
Second-to-pay insured par outstanding (3)	70	1,326	305	2,853
Non-financial guaranty exposure (see Note 3)
Ceded	—	159	—	—
Assumed	—	974	—	426
____________________

(1)	There was no collateral posted by third party reinsurers as of December 31, 2017 and December 31, 2016.

(2)	All ceded par is rated IG as of December 31, 2017 and December 31, 2016.

(3)
The par on second-to-pay exposure where the primary insurer and underlying transaction rating are both BIG and/or not rated is $35 million and $118 million as of December 31, 2017 and December 31, 2016, respectively. Second-to-pay insured par outstanding represents transactions the Company has assumed primarily from its affiliates, AGM and AGC, where such affiliate's policy insures bonds that were insured on a primary basis by third party insurers. The Company underwrites such transactions based on the underlying insured obligation without regard to the primary insurer.

Commutations

There were no commutations in 2017. In 2016, assumed U.S. structured finance business for $15 million in par was canceled. In addition, the acquisition of CIFG Holding Inc. (CIFGH, and together with its subsidiaries, CIFG) by AGC caused the cancellation of a retrocession from AGC to the Company of $1.2 billion of insured par that had been assumed by AGC from CIFG. The Company recorded a net gain of $6 million in 2016 on these cancellations.

12.	Related Party Transactions

Expense Sharing Agreements

In 2016 AGC allocated to AG Re certain payroll and related employee benefit expenses. Until December 31, 2016, AGC provided services to two of its Bermuda affiliates, AG Re and AGL, pursuant to two separate service agreements, each effective as of January 1, 2006 (each as amended by Amendment No. 1 thereto, effective June 1, 2013) (the Bermuda Service Agreements).  Under the Bermuda Service Agreements, AGC provided certain services to AG Re and AGL, as applicable and as needed and requested by such companies, including, but not limited to, insurance, investor relations, actuarial, data collection and analysis, claims related services, legal, information technology, human resources, accounting, tax, financial reporting, regulatory and investment planning services.  In the first quarter of 2017, AGC’s parent, Assured Guaranty US Holdings Inc. (AGUS), formed and capitalized AG US Group Services Inc. (AG Services), a Delaware corporation, to act as the payroll company and employer for all U.S. personnel and the central, dedicated service provider within the Assured Guaranty group in place of AGC.  This structure is consistent with the way in which numerous other insurance holding companies provide inter-company staff and services.

Accordingly, effective January 1, 2017, AGC transferred the employees and the employee benefit, retirement and health plans relating to such employees to AG Services.  In connection with such transfer, the Bermuda Service Agreements were terminated effective as of 11:59 p.m. on December 31, 2016 and, effective January 1, 2017, AG Services entered into one new service agreement with AG Re and AGL, which agreement is substantially identical to the Bermuda Service Agreements.

AG Re allocates a portion of the rent to its parent company, AGL. Please refer to Note 14, Employee Benefit Plans, for expenses related to Long-Term Compensation Plans of AGL which are allocated to the Company.

The following table summarizes the allocated expenses from (to) affiliate companies under the expense sharing agreements.

Expenses Allocated From (To) Affiliated Companies

	Year Ended December 31,
	2017	2016
	(in millions)
Affiliated companies:
AG Services	$9	$—
AGC	—	10
AGL	2	2
Total	$11	$12

The following table summarizes the amounts due (to) from affiliate companies under the expense sharing agreements.

Amounts Due (To) From Affiliated Companies

	As of December 31,
	2017	2016
	(in millions)
Affiliated companies
AG Services	$(6)	$—
AGC	(1)	(4)
AGL	(1)	0
Total	$(8)	$(4)

Loan Receivable from Affiliate

Loan to Assured Guaranty US Holdings Inc.

On May 30, 2012, AGUS, a subsidiary of AGL, borrowed $90 million from AGRO in order to fund a portion of the price of purchasing from Radian Asset Assurance Inc. a company that is now AGRO's affiliate Municipal Assurance Corp. (MAC). Interest accrues on the unpaid principal amount of the loan at a rate of six-month LIBOR plus 3.00% per annum. The entire outstanding principal balance of the loan, together with all accrued and unpaid interest, was originally due and payable in May 2017. During 2017 and 2016, AGUS repaid $10 million and $20 million, respectively, in outstanding principal on that loan as well as accrued and unpaid interest, and the parties agreed to extend the maturity date of the loan from May 2017 to November 2019. As of December 31, 2017, $60 million remained outstanding. The Company recognized $3 million and $3 million of interest income during the years ended December 31, 2017 and 2016, respectively.

Reinsurance Agreements

The Company assumes business from affiliated entities under certain reinsurance agreements. See below for material balance sheet and statement of operations items related to insurance transactions.

The following table summarizes the affiliated components of each balance sheet item, where applicable:

	As of December 31,
	2017	2016
	(in millions)
Assets:
Premium receivable, net of commissions payable
AGC	$55	$62
AGM and Assured Guaranty (Europe) plc (AGE)	76	50
DAC
AGC	40	53
AGM and AGE	179	165
Salvage and subrogation recoverable
AGC	21	16
AGM and AGE	16	7
Assumed funds held(1)
AGC	15	6
AGM and AGE	27	15
Liabilities:
Unearned premium reserve
AGC	140	184
AGM and AGE	571	529
Loss and LAE reserve
AGC	204	290
AGM and AGE	121	86
Reinsurance balances payable, net
AGC	0	0
AGM and AGE	1	0
Net credit derivative liabilities
AGC	36	46
AGM and AGE	0	2
Other information:
Assumed par outstanding
AGC	13,343	17,305
AGM and AGE	52,497	53,520
_____________________

(1)	Included in other assets on the consolidated balance sheets.

The following table summarizes the affiliated components of each statement of operations item, where applicable:

	Year Ended December 31,
	2017	2016
	(in millions)
Revenues:
Net earned premiums
AGC	$43	$52
AGM and AGE	81	89
Realized gains and other settlements
AGC	0	5
AGM and AGE	0	0
Net unrealized gains (losses) on credit derivatives
AGC	12	10
AGM and AGE	1	1
Expenses:
Loss and loss adjustment expenses
AGC	(71)	27
AGM and AGE	72	39
Amortization of deferred acquisition costs
AGC	12	14
AGM and AGE	26	28

Guaranty

AG Re provides an irrevocable guaranty to AGRO. Pursuant to the terms of the guaranty, upon demand by AGRO, to the extent AGRO is unable to satisfy any payment obligation, AG Re will make funds available to AGRO for the full payment of such payment obligation when it is due. AGRO has not made any demand to AG Re under this guaranty.

13.	Commitments and Contingencies

Leases

AG Re is party to a lease agreement accounted for as an operating lease. Future minimum annual payments are subject to escalation in building operating costs and real estate taxes. AG Re allocates 50% of the rent to its parent company, AGL. In 2015, AG Re signed a lease agreement for Bermuda office space that expires in April 2021. Rent expense, which includes allocations of the affiliated companies (please refer to Note 12, Related Party Transactions), was $0.7 million in 2017 and $1.0 million in 2016, including allocations.

Future Minimum Rental Payments

Year	(in millions)
2018	$0.4
2019	0.4
2020	0.4
2021	0.2
Total	$1.4

Legal Proceedings

Lawsuits arise in the ordinary course of the Company’s business. It is the opinion of the Company’s management, based upon the information available, that the expected outcome of litigation against the Company and affiliated ceding companies, individually or in the aggregate, will not have a material adverse effect on the Company’s financial position or liquidity, although an adverse resolution of litigation against the Company or an affiliated ceding company in a fiscal quarter or year could have a material adverse effect on the Company’s results of operations in a particular quarter or year.

In addition, in the ordinary course of their respective businesses, the Company's affiliated ceding companies assert claims in legal proceedings against third parties to recover losses paid in prior periods or prevent losses in the future. For example, the affiliated ceding companies have commenced a number of legal actions in the U.S. District Court for the District of Puerto Rico to enforce their rights with respect to the obligations it insures of Puerto Rico and various of their related authorities and public corporations. See "Exposure to Puerto Rico" section of Note 3, Outstanding Exposure, for a description of such actions. Also refer to the "Recovery Litigation" section of Note 4, Expected Loss to be Paid, for a description of recovery litigation unrelated to Puerto Rico. The amounts, if any, the affiliated ceding companies, and hence the Company on the relevant assumed exposures, will recover in these and other proceedings to recover losses are uncertain, and recoveries, or failure to obtain recoveries, in any one or more of these proceedings during any quarter or year could be material to the Company's results of operations in that particular quarter or year.

The Company's affiliated ceding companies receive subpoenas duces tecum and interrogatories from regulators from time to time.

The Company includes in these notes descriptions of litigation against its affiliated ceding companies, and recovery litigation by its affiliated ceding companies, related to business the Company reinsures from such affiliated ceding companies. In the event of an adverse outcome in a litigation against an affiliated ceding company, or a recovery by an affiliated ceding company, the Company would be responsible only for the portion of damages, or would receive only the portion of recoveries, corresponding to the proportion it reinsures.

Accounting Policy

The Company establishes accruals for litigation and regulatory matters to the extent it is probable that a loss has been incurred and the amount of that loss can be reasonably estimated. For litigation and regulatory matters where a loss may be reasonably possible, but not probable, or is probable but not reasonably estimable, no accrual is established, but if the matter is material, it is disclosed, including matters discussed below. The Company reviews relevant information with respect to its litigation and regulatory matters on a quarterly basis and updates its accruals, disclosures and estimates of reasonably possible loss based on such reviews.

Litigation

On November 28, 2011, Lehman Brothers International (Europe) (in administration) (LBIE) sued AG Financial Products Inc. (AGFP), an affiliate of AGC which in the past had provided credit protection to counterparties under CDS. AGC acts as the credit support provider of AGFP under these CDS. LBIE’s complaint, which was filed in the Supreme Court of the State of New York, alleged that AGFP improperly terminated nine credit derivative transactions between LBIE and AGFP and improperly calculated the termination payment in connection with the termination of 28 other credit derivative transactions between LBIE and AGFP. Following defaults by LBIE, AGFP properly terminated the transactions in question in compliance with the agreement between AGFP and LBIE, and calculated the termination payment properly. AGFP calculated that LBIE owes AGFP approximately $29 million in connection with the termination of the credit derivative transactions, whereas LBIE asserted in the complaint that AGFP owes LBIE a termination payment of approximately $1.4 billion. On February 3, 2012, AGFP filed a motion to dismiss certain of the counts in the complaint, and on March 15, 2013, the court granted AGFP's motion to dismiss the count relating to improper termination of the nine credit derivative transactions and denied AGFP's motion to dismiss the counts relating to the remaining transactions. On February 22, 2016, AGFP filed a motion for summary judgment on the remaining causes of action asserted by LBIE and on AGFP's counterclaims. LBIE's administrators disclosed in an April 10, 2015 report to LBIE’s unsecured creditors that LBIE's valuation expert has calculated LBIE's claim for damages in aggregate for the 28 transactions to range between a minimum of approximately $200 million and a maximum of approximately $500 million, depending on what adjustment, if any, is made for AGFP's credit risk and excluding any applicable interest.

14.	Employee Benefit Plans

Accounting Policy

The Company participates in AGL's long term incentive plans. AGL follows the fair value recognition provisions for share based compensation expense. The Company is allocated its proportionate share of all compensation expense based on time studies conducted annually.

Assured Guaranty Ltd. 2004 Long-Term Incentive Plan

Under the Assured Guaranty Ltd. 2004 Long-Term Incentive Plan, as amended (the Incentive Plan), the number of AGL common shares that may be delivered under the Incentive Plan may not exceed 18,670,000. In the event of certain transactions affecting AGL's common shares, the number or type of shares subject to the Incentive Plan, the number and type of shares subject to outstanding awards under the Incentive Plan, and the exercise price of awards under the Incentive Plan, may be adjusted.

The Incentive Plan authorizes the grant of incentive stock options, non-qualified stock options, stock appreciation rights, and full value awards that are based on AGL's common shares. The grant of full value awards may be in return for a participant's previously performed services, or in return for the participant surrendering other compensation that may be due, or may be contingent on the achievement of performance or other objectives during a specified period, or may be subject to a risk of forfeiture or other restrictions that will lapse upon the achievement of one or more goals relating to completion of service by the participant, or achievement of performance or other objectives. Awards under the Incentive Plan may accelerate and become vested upon a change in control of AGL.

The Incentive Plan is administered by the Compensation Committee of the Board of Directors of AGL, except as otherwise determined by the Board. The Board may amend or terminate the Incentive Plan. As of December 31, 2017, 10,034,895 common shares of AGL were available for grant under the Incentive Plan.

The Company recognized expenses of $1 million and $1 million for the years ended December 31, 2017 and 2016, respectively, under the Incentive Plan.

Time Vested Stock Options

Stock options are generally granted once a year with exercise prices equal to the closing price on the date of grant. To date, AGL has only issued non-qualified stock options. All stock options, except for performance stock options, granted to employees vest in equal annual installments over a three-year period and expire seven years or ten years from the date of grant. None of AGL's options, except for performance stock options, have a performance or market condition.

Performance Stock Options

Assured Guaranty grants performance stock options under the Incentive Plan. These awards are non-qualified stock options with exercise prices equal to the closing price of an AGL common share on the applicable date of grant. These awards vest 35%, 50% or 100%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly. These awards expire seven years from the date of grant.

Restricted Stock Awards

Restricted stock awards are valued based on the closing price of the underlying shares at the date of grant (adjusted for the timing of dividends). Restricted stock awards to employees generally vest in equal annual installments over a four-year period.

Restricted Stock Units

Restricted stock units are valued based on the closing price of the underlying shares at the date of grant. Restricted stock units generally vest in equal annual installments over a four-year period or fully vest after a three-year period.

Performance Restricted Stock Units

Assured Guaranty has granted performance restricted stock units under the Incentive Plan. These awards vest 35%, 50%, 100%, or 200%, if the price of AGL's common shares using the highest 40-day average share price during the relevant three-year performance period reaches certain hurdles. If the share price is between the specified levels, the vesting level will be interpolated accordingly.

Employee Stock Purchase Plan

Assured Guaranty established the AGL Employee Stock Purchase Plan (Stock Purchase Plan) in accordance with Internal Revenue Code Section 423, and participation is available to all eligible employees. Maximum annual purchases by participants are limited to the number of whole shares that can be purchased by an amount equal to 10% of the participant's compensation or, if less, shares having a value of $25,000. Participants may purchase shares at a purchase price equal to 85% of the lesser of the fair market value of the stock on the first day or the last day of the subscription period. The Company recorded $30 thousand and $23 thousand in share-based compensation, after the effects of DAC, under the Stock Purchase Plan during the years ended December 31, 2017 and 2016, respectively.

Defined Contribution Retirement Plans

The Company participates in defined contribution retirement plans maintained by AGL which are available to eligible full-time employees upon hire. Eligible employees can contribute a percentage of their compensation.  Contributions are matched by the Company at a rate of 100% up to 6% of the employee's compensation.  The Company also makes a core contribution of 6% of the employee's compensation, regardless of whether the employee contributes to the plans. Employees become fully vested in Company contributions after one year of service, as defined in the plans.

The Company recognized defined contribution expenses of $1 million and $1 million for the years ended December 31, 2017 and 2016, respectively.

Cash-Based Compensation Plans

Performance Retention Plan

AGL maintains a Performance Retention Plan (PRP) (that is part of the Incentive Plan) that permits the grant of deferred cash based awards to selected employees. Generally, each PRP award is divided into three installments, that vest over four years. The cash payment depends on growth in certain measures of intrinsic value and financial return defined in each PRP award agreement. The Company recognized performance retention plan expenses of $1 million and $1 million for the years ended December 31, 2017 and 2016, respectively, representing its proportionate share of the Assured Guaranty expense.

Assured Guaranty's executive officers are eligible to receive compensation under a non-equity incentive plan. The amount of compensation payable is subject to a performance goal being met. AGL's Compensation Committee then uses discretion to determine the actual amount of cash incentive compensation payable to each executive officer for such performance year based on factors and criteria as determined by the Compensation Committee of AGL, provided that such discretion cannot be used to increase the amount that was determined to be payable to each executive officer. For an applicable performance year, the Compensation Committee of AGL establishes target financial performance measures for AGL and individual non-financial objectives for the executive officers. Most employees other than executive officers are eligible to receive discretionary bonuses.

15.	Other Comprehensive Income

The following tables present the changes in each component of AOCI and the effect of reclassifications out of AOCI on the respective line items in net income.

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2017

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2016	$42	$1	$43
Reclassification of stranded tax effects (see Note 1)	1	0	1
Other comprehensive income (loss) before reclassifications	8	0	8
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	0	0	0
Tax (provision) benefit	0	0	0
Total amount reclassified from AOCI, net of tax	0	0	0
Net current period other comprehensive income (loss)	8	0	8
Balance, December 31, 2017	$51	$1	$52

Changes in Accumulated Other Comprehensive Income by Component
Year Ended December 31, 2016

	Net Unrealized Gains (Losses) on Investments with no Other-Than-Temporary Impairment	Net Unrealized Gains (Losses) on Investments with Other-Than-Temporary Impairment	Total Accumulated Other Comprehensive Income
	(in millions)
Balance, December 31, 2015	$55	$1	$56
Other comprehensive income (loss) before reclassifications	(9)	(1)	(10)
Amounts reclassified from AOCI to:
Net realized investment gains (losses)	(4)	1	(3)
Tax (provision) benefit	0	0	0
Total amount reclassified from AOCI, net of tax	(4)	1	(3)
Net current period other comprehensive income (loss)	(13)	0	(13)
Balance, December 31, 2016	$42	$1	$43

16.	Subsequent Events

Subsequent events have been considered through April 4, 2018, the date at which these financial statements were issued, and are discussed in the notes above.